LOAN AGREEMENT

by and among

G&E HEALTHCARE REIT 5995 PLAZA DRIVE, LLC,
G&E HEALTHCARE REIT ACADEMY, LLC,
G&E HEALTHCARE REIT EPLER PARKE BUILDING B, LLC,
G&E HEALTHCARE REIT NUTFIELD PROFESSIONAL CENTER, LLC
and
G&E HEALTHCARE REIT MEDICAL PORTFOLIO 2, LLC,
as Borrower,

the Lenders Party Hereto, and

WACHOVIA FINANCIAL SERVICES, INC,
as Administrative Agent

with

WACHOVIA CAPITAL MARKETS, LLC,
As Lead Arranger and Sole Bookrunner

dated as of

June 24, 2008

TABLE OF CONTENTS

Page

LOAN AGREEMENT

This Loan Agreement is made as of June 24, 2008 by and among G&E HEALTHCARE REIT 5995 PLAZA DRIVE, LLC, a Delaware limited liability company (“UnitedHealth Group Building Borrower”), G&E HEALTHCARE REIT ACADEMY, LLC, a Delaware limited liability company (“Academy Medical Center Borrower”), G&E HEALTHCARE REIT EPLER PARKE BUILDING B, LLC, a Delaware limited liability company (“Epler B Borrower”), G&E HEALTHCARE REIT NUTFIELD PROFESSIONAL CENTER, LLC, a Delaware limited liability company (“Nutfield Professional Park Borrower”), (“North Texas Neurology Borrower”) and G&E HEALTHCARE REIT MEDICAL PORTFOLIO 2, LLC, a Delaware limited liability company (“Cirrus Borrower” and both individually and collectively with UnitedHealth Group Building Borrower, Academy Medical Center Borrower, Epler B Borrower, and Nutfield Professional Park Borrower, “Borrower”), whose address is c c/o Triple Net Properties, LLC, 1551 N. Tustin Avenue, Suite 300, Santa Ana, California 92705, the Lenders party hereto from time to time (the “Lenders”) and WACHOVIA FINANCIAL SERVICES, INC., a North Carolina corporation, whose address is c/o Wachovia Bank, N.A., Real Estate Financial Services, General Banking Group, Mail Code: CA 6233, 15750 Alton Parkway, Irvine, California 92618 (“Administrative Agent”).

RECITALS

A. Borrower has acquired or will acquire fee simple title to that certain real property described in Exhibits A-1 through A-7 attached hereto.

B. Borrower has requested that the Lenders extend credit to it for the financing and operation of the Projects (as defined herein).

C. The Lenders are prepared to extend such credit in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and conditions herein contained, the Borrower, the Lenders and the Administrative Agent, each intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the meanings set forth below:

"Academy Medical Center Project” shall mean the Academy Medical Center Property and the Improvements thereon.

"Academy Medical Center Property” shall mean the real property described in Exhibit A-2 attached hereto.

"Adjusted Loan Basis” means, with respect to each Project, the amount set forth opposite the reference to such Project in Schedule 1.1(A) under the caption “Loan Basis,” and as such Loan Basis may be increased or decreased pursuant to the terms hereof.

"Administrative Agent” has the meaning set forth in the preamble hereof and shall include any successor administrative agent appointed pursuant to Section 12.6.

"Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

"Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

"Aggregate Commitment” means the aggregate Commitments of all the Lenders, which is $50,321,500.00.

"Agreement” shall mean this Loan Agreement, as the same may be amended, modified, supplemented, renewed and restated from time to time.

"Appraisal” shall mean an appraisal of the “as is” value of the Properties and the Improvements (i) ordered by Administrative Agent, (ii) prepared by an appraiser satisfactory to Administrative Agent, (iii) in compliance with all federal and state standards for appraisals, (iv) reviewed by Administrative Agent and (v) in form and substance satisfactory to Administrative Agent in its sole and absolute discretion; provided, however, that in reviewing such appraisals and applying such discretion, Administrative Agent will act in good faith and will consistently apply the standards generally used by Administrative Agent in the normal course of its real estate lending business in order to review and evaluate appraisals.

"Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.1), and accepted by Administrative Agent, in substantially the form of Exhibit B or any other form approved by Administrative Agent.

"Borrower” has the meaning set forth in the preamble hereof.

"Borrowing Date” means any Business Day specified pursuant to Section 4.3 as a date on which the Lenders make a disbursement of the Loans hereunder.

"Budget” shall mean the cost breakdown/budget for the Loans attached hereto as Exhibit C, which shall set forth the costs to be paid with the Loans.

"Business Day” means (a) with respect to any borrowing or payment of Loans, a day (other than a Saturday or Sunday) on which banks generally are open in Charlotte, North Carolina for the conduct of substantially all of their commercial lending activities and on which dealings in Dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Charlotte, North Carolina for the conduct of substantially all of their commercial lending activities.

"Calendar Month” shall mean any of the twelve (12) calendar months of the year. With respect to any payment or obligation that is due or required to be performed within a specified number of Calendar Months, then such payment or obligation shall become due on the day in the last of such specified number of Calendar Months that corresponds numerically to the date on which such payment or obligation was incurred or commenced; provided, however, that with respect to any obligation that was incurred or commenced on the 29th, 30th or 31st day of any Calendar Month and if the Calendar Month in which such payment or obligation would otherwise become due does not have a numerically corresponding date, such obligation shall become due on the first Business Day of the next succeeding Calendar Month.

"CC&R’s” shall mean any and all covenants, conditions, restrictions, maintenance agreements or reciprocal easement agreements affecting any Project or any of the Properties.

"Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

"Closing Date” shall mean the date the earlier of (i) the earliest date a Mortgage is recorded in the official records of the applicable County or (ii) the date that any Loan proceeds are disbursed pursuant to the terms of this Agreement.

"Code” means” the Internal Revenue Code of 1986, as amended or superseded from time to time. Any reference to a specific provision of the Code shall be construed to include any comparable provision of the Code as hereafter amended or superseded.

"Collateral” shall mean all real and personal property (whether tangible or intangible) in which a lien, encumbrance or security interest is granted in favor of Administrative Agent, for the benefit of the Lenders, pursuant to the Loan Documents.

"Commitment” has the meaning set forth in Section 2.1(a).

"County” shall mean each County in California, Missouri, Texas, New Hampshire, Arizona or Indiana where one of the Properties is located.

"Day” or “Days” shall mean calendar days unless expressly stated to be Business Days.

"Debt Service Coverage Ratio” shall mean a fraction, the numerator of which is the Net Operating Income from the Projects then serving as Collateral before payment of debt service for the three-month period in question, and the denominator of which is an amount equivalent to the sum of (a) an amount, as reasonably determined by Administrative Agent, equivalent to the interest that would accrue on the Loans during such three-month period at a rate of interest equal to the greater of (i) seven percent (7.0%) per annum, or (ii) the rate of one and one-half percent (1.5%) per annum above the Treasury Note Rate (herein defined), and (b) an amount for such period, as reasonably determined by Administrative Agent, equivalent to the amount of principal that would be payable during such three-month period according to a schedule that would fully amortize the Loans over a 25-year period given the foregoing rate of interest.

"Deed of Trust” shall mean each Deed of Trust, Assignment, Security Agreement and Fixture Filing executed by a Borrower, as trustor, and naming Administrative Agent as beneficiary, and each Mortgage, Assignment, Security Agreement and Fixture filing (or amended and restated mortgage) executed by a Borrower, as mortgagor, and naming Administrative Agent as mortgagee, in each case creating a first lien on a Property, the Improvements thereon, and all other buildings, fixtures and improvements now or hereafter owned or acquired by Borrower and situated on such Property, and all rights, interests, and easements appurtenant thereto, securing indebtedness and obligations pursuant to the Loan Documents, all in form and substance acceptable to Borrower and Administrative Agent, as such deeds of trust may be amended, modified, supplemented, renewed and restated from time to time.

"Defaulting Lender” means, as of any date, any Lender that has (a) failed to make a Loan required to be made by it hereunder, (b) given notice to Administrative Agent or Borrower that it will not make, or that it has disaffirmed or repudiated any obligation to make, any Loan required to be made by it hereunder (unless such notice is given by all Lenders) or (c) been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

"Epler B Project” shall mean the Epler B Property and the Improvements thereon.

"Epler B Property” shall mean the real property described in Exhibit A-3 attached hereto.

"Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) with total assets of $1,000,000,000 or more that is regularly engaged in commercial lending activities as one of its core businesses, and is approved by (i) Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries.

"Environmental Indemnity” shall mean each Environmental Indemnity Agreement executed by a Borrower and Guarantor.

"Event of Default” shall mean the occurrence of any of the events listed in Section 11.1 of this Agreement.

"ERISA” shall mean Employee Retirement Income Security Act of 1974, as the same may, from time to time, be amended.

"Excluded Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.14), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.11(a).

"Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to Administrative Agent on such Business Day on such transactions as determined by Administrative Agent.

"Fee Letter” shall mean that certain letter agreement of even date herewith between Wachovia Bank and Borrower, pertaining to the payment by Borrower to Wachovia Bank of certain fees in connection with this Agreement.

"Financing Statements” shall mean UCC-1 financing statements authorized by Borrower, as debtor, in favor of Administrative Agent, as secured party, and perfecting Administrative Agent’s security interest in the collateral described therein, each in form and substance satisfactory to Administrative Agent, to be filed in the Office of the Secretary of State of Delaware, and in such other offices for recording or filing such statements in such jurisdictions as Administrative Agent shall desire to perfect Administrative Agent’s security interest or reflect such interest in appropriate public records.

"Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"Governmental Authority” shall mean (a) any governmental municipality or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department instrumentality or public body, or (c) any court, administrative tribunal or public utility.

"Guarantor” shall mean Grubb & Ellis Healthcare REIT, Inc., a Maryland corporation.

"Guaranty” shall mean that certain Guaranty of even date herewith executed by Guarantor in favor of Administrative Agent and Lenders, as now existing and as may hereafter be amended.

"Improvements” shall mean all on-site and off-site improvements, if any, and appurtenances now or later to be located on each Property and/or in such improvements.

"Indebtedness” means, as to any Person (a) indebtedness created, issued, incurred or assumed by such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (b) all obligations of such Person to pay the deferred purchase price of property or services and all other accounts payable; (c) all indebtedness secured by a lien on any asset of such Person whether or not such indebtedness is assumed by such Person; (d) all obligations, contingent or otherwise, of such Person directly or indirectly guaranteeing any indebtedness or other obligation of any other Person or in any manner providing for the payment of any indebtedness or other obligation of any other Person or otherwise protecting the holder of such indebtedness against loss (excluding endorsements for collection or deposit in the ordinary course of business); (e) the amount of all reimbursement obligations and other obligations of such Person (whether due or to become due, contingent or otherwise) in respect of letters of credit, drafts, notes, bankers’ acceptances, surety or other bonds and similar instruments; (f) all capitalized lease obligations; (g) all other obligations that would be included as liabilities on a balance sheet prepared in accordance with GAAP; (h) all payables of such Person relating to minority interests; and (i) net liabilities under Swap Contracts.

"Indemnified Taxes” means Taxes other than Excluded Taxes.

"Interest Period” means each period commencing on the last day of the immediately preceding Interest Period and ending on the same day of the month that interest is due 1 month thereafter; provided, (a) the first Interest Period shall commence on the Closing Date and end on the first day of the next Calendar Month, (b) any Interest Period that ends in a month for which there is no day which numerically corresponds to the last day of the immediately preceding Interest Period shall end on the last day of the month, and (c) any Interest Period that would otherwise extend past the Maturity Date shall end on the Maturity Date.

"Leases” means all leases, and other occupancy or use agreements (whether oral or written), now or hereafter existing, which cover or relate to any Project or any part thereof, together with all options therefor, amendments thereto and renewals and modifications thereof.

"Lenders” has the meaning set forth in the preamble hereof.

"Lending Office” means with respect to a Lender, the office, branch, subsidiary or affiliate of such Lender identified in the Administrative Questionnaire delivered by such Lender to the Administrative Agent or otherwise selected by such Lender pursuant to Section 4.5.

"LIBOR Rate” means, with respect to each Interest Period, the rate per annum (subject to the minimum “floor” rate specified below) determined on the basis of the offered rate for deposits in U.S. dollars having a maturity of one month which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on the second London Banking Day before such Interest Period begins, or if such day is not a London Banking Day, then on the immediately preceding London Banking Day, plus 2.15% per annum; provided that, if no such offered rates appear on such page, the applicable “LIBOR Rate” shall instead be the arithmetic average (rounded upward, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two (2) major lenders in New York City, selected by the Administrative Agent, at approximately 10:00 a.m., New York City time, on such day, for deposits in U.S. dollars offered by leading European banks having a maturity of one month in a amount comparable to the outstanding principal amount of the Loans, plus 2.15% per annum; provided, further, that if on any day the Administrative Agent is unable to determine the LIBOR Rate in the foregoing manner, the LIBOR Rate for such day shall be the rate per annum equal to the Prime Rate for such day. Notwithstanding the foregoing, in no event shall the “LIBOR Rate” hereunder at any time be less than 4.65% per annum.

"Loan Documents” shall mean this Agreement, the Notes, the Deeds of Trust, the Financing Statements, the Guaranty, the Environmental Indemnities, the Subordination of Property Management Agreements, and all other documents and instruments (other than any Swap Contracts) now or hereafter executed and delivered in connection with this Agreement and the Loans described herein.

"Loan-to-Value Ratio” shall mean the ratio, expressed as a percentage, of (a) the outstanding principal balance of the Notes and all other sums owing under the Loan Documents, to (b) the “as is” value of the Projects then encumbered by Deeds of Trust, as set forth in the applicable Appraisal, as approved by Administrative Agent in its sole discretion.

"Loans” means the loan or loans made by the Lenders pursuant to this Agreement that are more particularly described in Section 2.1.

"London Banking Day” means a day on which dealings in dollar deposits are conducted by and between banks in the London interbank eurodollar market.

"Lonestar Endoscopy Project” shall mean the Lonestar Endoscopy Property and the Improvements thereon.

"Lonestar Endoscopy Property” shall mean the real property described in Exhibit A-7 attached hereto.

"Maturity Date” shall mean the date upon which the Loans become due and payable, which date shall be June 30, 2011, subject to possible extension as set forth in Section 2.4.

"Net Operating Income” shall mean the amount of (a) Rental Income for the applicable twelve (12) month period of time in question, less (b) the amount of Operating Expenses for such period of time.

"Non-Related Party” shall mean a person or entity that is not an Affiliate of any Borrower or Guarantor.

"North Texas Neurology Project” shall mean the North Texas Neurology Property and the Improvements thereon.

"North Texas Neurology Property” shall mean the real property described in Exhibit A-6 attached hereto.

"Note” or “Notes” means a promissory note or notes substantially in the form of Exhibit D, executed and delivered by Borrower payable to the order of a Lender, and delivered pursuant to Section 2.2 or any other provision hereof, as the same may be modified, amended, supplemented or replaced from time to time.

"Notice of Borrowing” has the meaning set forth in Section 4.3 and shall be in the form of Exhibit G.

"Nutfield Professional Park Project” shall mean the Nutfield Professional Park Property and the Improvements thereon.

"Nutfield Professional Park Property” shall mean the real property described in Exhibit A-4 attached hereto.

"Obligations” means all indebtedness and obligations owing by Borrower to Administrative Agent and/or Lenders under the Loan Documents.

"OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

"Operating Expenses” shall mean any and all costs and expenses incurred in connection with the Projects (or which should have been incurred to operate and maintain the Projects in a first class manner) during the applicable three-month time period in question as reasonably determined by Administrative Agent, including without limitation (a) taxes and assessments imposed upon the Projects which are reasonably allocable to such time period, (b) bond assessments which are reasonably allocable to such time period, (c) insurance premiums for casualty insurance and liability insurance carried in connection with the Projects which are reasonably allocable to such time period, (d) operating expenses incurred by Borrower for the management, operation, cleaning, leasing, maintenance and repair of the Projects which are reasonably allocable to such time period, including the greater of (i) the actual management fee as approved by Administrative Agent and (ii) three percent (3.0%), and (e) a sufficient replacement reserve (based on an annual rate of $0.10 per foot), but excluding depreciation, debt service and capital expenditures). Operating Expenses shall not include any depreciation, interest, principal, loan fees or other payments on the Loan.

"Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"Permitted Exceptions” means the matters approved by Administrative Agent as permitted exceptions of title with respect to a Property and set forth as exceptions to title in the Title Insurance Policy for such Property approved by Administrative Agent.

"Person” shall mean a natural person, a partnership, a joint venture, an unincorporated association, a limited liability company, a corporation, a trust, any other legal entity, or any Governmental Authority.

"Plans and Specifications” shall mean the “as built” plans and specifications for the Improvements, if any.

"Prime Rate” means that interest rate so denominated and set by Wachovia Bank from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Wachovia Bank. Wachovia Bank lends at interest rates above and below the Prime Rate.

"Projects” shall mean, collectively the UnitedHealth Group Building Project, the Academy Medical Center Project, the Epler B Project, the Nutfield Professional Park Project, the Winghaven Project, the North Texas Neurology Project and the Lonestar Endoscopy Project.

"Properties” shall mean, collectively the UnitedHealth Group Building Property, the Academy Medical Center Property, the Epler B Property, the Nutfield Professional Park Property, the Winghaven Property, the North Texas Neurology Property and the Lonestar Endoscopy Property.

"Ratable Share” means, with respect to any Lender on any date, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment.

"Register” has the meaning set forth in Section 13.1(c).

"Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

"Rental Income” shall mean the rental income received by Borrower, as reasonably determined by Administrative Agent, for the three (3) month period of time in question from the tenant Leases of the Improvements which are then in effect (and as to which the tenants thereunder are in possession and paying rent, and are not in default).

"Required Lenders” shall mean, (i) at any particular time that there are three (3) or more Lenders, Lenders having at least 66-2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders having at least 66-2/3% of the aggregate amount of the Loans then outstanding or (ii) at any particular time that there are two (2) or less Lenders, all the Lenders; provided in each case that the Commitment of, and the portion of the Loans held by, any Defaulting Lender shall be excluded for purposes of determining Required Lenders.

"Responsible Officer” means as to Borrower or any of its Subsidiaries, any of the chief executive officer, president, any vice president or chief financial officer of the with respect to Borrower or such Subsidiary and, with respect to financial matters and matters, any of the chief financial officer or treasurer with respect to Borrower or such Subsidiary.

"Subordination of Property Management Agreement” shall mean each Subordination of Property Management Agreement of even date herewith executed by a Borrower and property manager, in form and content satisfactory to Administrative Agent.

"Subsidiary” shall mean, as to any Person, a corporation, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person, and with respect to Borrower shall include all Subsidiaries of Subsidiaries of Borrower, provided that no joint venture will be a Subsidiary. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower (including Subsidiaries of Subsidiaries).

"Swap Contract” shall mean any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, interest cap, collar or floor transaction, currency swap, cross-currency rate swap, swap option, currency option or any other similar transaction (including any option to enter into the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement, together with any related schedules and confirmations, as amended, supplemented, superseded or replaced from time to time, relating to or governing any or all of the foregoing.

"Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Title Company” shall mean Stewart Title Guaranty Company or such other title insurance company as Administrative Agent may approve from time to time.

"Title Insurance Policies” shall mean the title insurance policies insuring the liens of the Deeds of Trust, each in the form of an American Land Title Association Loan Policy (2006) extended coverage (without revision, modification or amendment) issued by the Title Company, in form and substance satisfactory to Administrative Agent and containing such endorsements as Administrative Agent may require.

"Tranche One Projects” shall mean, collectively the UnitedHealth Group Building Project, the Epler B Project and the Nutfield Professional Park Project and the North Texas Neurology Project.

"Tranche Three Holdback” shall mean Loan proceeds in an amount equal to $11,253,000, but in no event more than the amount that would allow the satisfaction of the conditions set forth in Section 4.10(a)(viii).

"Tranche Three Projects” shall mean, collectively, the Lonestar Endoscopy Project and the Winghaven Project.

"Tranche Two Holdback” shall mean Loan proceeds in an amount equal to $5,016,000, but in no event more than the amount that would allow the satisfaction of the conditions set forth in Section 4.9(a)(viii).

"Tranche Two Project” shall mean the Academy Medical Center Project.

"Treasury Note Rate” shall mean the yields reported, as of 10:00 a.m. (New York time) on any Business Day (hereinafter defined), on the display designated as “Page 678” on the Telerate Data Service (or such other display as may replace Page 678 on the Telerate Data Service) for actively traded U.S. Treasury securities having a maturity equal to ten (10) years, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, the latest Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the applicable Business Day, in Federal Reserve statistical Release H. 15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to ten (10) years. Such implied yield shall be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between reported yields. The term “Business Day” as used in this paragraph only means a day on which banks are open for business in New York, New York.

"UnitedHealth Group Building Project” shall mean the UnitedHealth Group Building Property and the Improvements thereon.

"UnitedHealth Group Building Property” shall mean the real property described in Exhibit A-1 attached hereto.

"Unmatured Event of Default” shall mean an event or condition which with notice or lapse of time, or both, would become an Event of Default.

"Wachovia Bank” means Wachovia Financial Services, Inc., a North Carolina corporation.

"Winghaven Project” shall mean the Winghaven Property and the Improvements thereon.

"Winghaven Property” shall mean the real property described in Exhibit A-5 attached hereto.

1.2 Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein or in the Recitals shall have the meanings assigned to them in conformity with generally acceptable accounting standards and principles, consistently applied (“GAAP”).

ARTICLE II

THE LOANS

2.1 Agreement to Lend and Borrow.

(a) Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Loans to Borrower from time to time through the Maturity Date in an aggregate principal amount not to exceed the amount set forth on Exhibit E attached hereto for each such Lender (such Lender’s obligations to make Loans in such amounts pursuant to the terms of this Agreement, being referred to herein as such Lender’s “Commitment”). The initial advance of Loan proceeds in the amount of $34,052,500 shall be disbursed in one disbursement by Lenders through escrow for the purposes of financing the Properties and operating the Projects in accordance with this Agreement, and other uses reasonably approved by Lender. All amounts advanced under the Loans and repaid may not be re-borrowed.

(b) Administrative Agent and Lenders shall not have any obligation to make any Loan that would have the effect of increasing the aggregate amount of all Loans made by all Lenders hereunder to an amount exceeding the Aggregate Commitment.

2.2 Evidence of Indebtedness. The Loans made by the Lenders pursuant hereto shall be evidenced by Notes, payable to the order of each Lender in the amount of its Commitment and evidencing the obligation of Borrower to pay the aggregate unpaid principal amount of the Loans made by such Lender, with interest thereon (with respect to the portion of the Loan then advanced) as prescribed in Section 2.3. Each Lender is hereby authorized to record electronically or otherwise the date and amount of each Loan disbursement made by such Lender, and the date and amount of each payment or prepayment of principal thereof, and any such recordation shall be conclusive absent manifest error as to the accuracy of the information so recorded; provided, however, the failure of such Lender to make, or any error in making, any such recordation(s) shall not affect the obligation of Borrower to repay outstanding principal, interest, or any other obligation due hereunder or under the Notes in accordance with the terms hereof and thereof.

2.3 Interest Rate.

(a) Payment. The Loans shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the LIBOR Rate. Interest shall be payable in arrears and shall be due on the first day of each calendar month and on the Maturity Date (as it may be extended) and on the date the outstanding principal amount of the Notes is repaid in full.

(b) Rate after Default. If all or a portion of the principal amount of any of the Loans made hereunder or any installment of interest on any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise and after any applicable opportunity to cure), any such overdue principal amount and, to the extent permitted by applicable law, any overdue installment of interest on any Loan shall, without limiting any other rights of the Lenders, bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 4% plus the LIBOR Rate. After the occurrence and during the continuance of an Event of Default, the principal amount of the Loans (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Required Lenders, bear interest at a rate per annum equal to the sum of 4% plus the LIBOR Rate.

(c) Computation of Interest. Interest in respect of the Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Each determination of an interest rate by Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Lenders and Borrower in the absence of manifest error.

(d) No Deductions. All payments of principal or interest under the Notes shall be made without deduction of any present and future taxes, levies, imposts, deductions, charges or withholdings, which amounts shall be owed and paid by Borrower. Borrower will pay the amounts necessary such that the gross amount of the principal and interest received by the Lenders is not less than that required by this Agreement and the Notes.

(e) Late Charge. If any payments under the Notes or any other Loan Documents are not timely made, Borrower shall also pay to Administrative Agent (for the benefit of the Lenders) a late charge equal to 4% of each payment past due for 15 or more days. Acceptance by Administrative Agent of any late payment without an accompanying late charge shall not be deemed a waiver of Administrative Agent’s right to collect such late charge or to collect a late charge for any subsequent late payment received.

2.4 Maturity of the Loans. The outstanding principal balance of the Loans, together with all unpaid accrued interest thereon (not otherwise paid when due), and all other amounts payable by Borrower with respect to the Notes or pursuant to the terms of any other Loan Documents (not otherwise paid when due), shall be due and payable in full on the Maturity Date; provided, however, that the Maturity Date (for purposes of this section, the “Original Maturity Date”), may be extended for a period (the “First Extension Period”) ending twelve (12) months following the Original Maturity Date (the “First Extended Maturity Date”), and upon the expiration of the First Extension Period, may be extended for an additional period (the “Second Extension Period”) ending twelve (12) months following the First Extended Maturity Date (the “Second Extended Maturity Date”), upon Borrower’s satisfaction (or waiver in writing by Administrative Agent) of the following terms and conditions prior to each such extension:

(a) Borrower shall provide Administrative Agent with written notice of Borrower’s request to exercise its option to extend the maturity date not more than ninety (90) days but not less than forty-five (45) days prior to (i) the Original Maturity Date, in the case of the First Extension, and (ii) the First Extended Maturity Date, in the case of the Second Extension;

(b) As of the date of Borrower’s delivery of notice of request to exercise its option to extend, and as of the date of the commencement of the applicable extension, no Event of Default or Unmatured Event of Default shall have occurred and be continuing, and Borrower shall so certify in writing;

(c) Borrower shall certify in writing that all representations and warranties set forth in the Loan Documents remain true and correct;

(d) The Debt Service Coverage Ratio for the Projects then serving as Collateral for the three month period immediately preceding the then applicable Maturity Date shall have been at least 1.25 to 1.0;

(e) Immediately prior to the commencement of each extension, Borrower shall pay to Administrative Agent an extension fee in the amount of one quarter of one percent (0.25%) of the total outstanding plus undisbursed Loan proceeds, as determined on the Original Maturity Date, in the case of the First Extension, and as determined on the First Extended Maturity Date, in the case of the Second Extension;

(f) Borrower shall deliver to Administrative Agent, at Borrower’s sole cost and expense, such title insurance endorsements reasonably required by Administrative Agent;

(g) Borrower shall have paid all costs and expenses of Administrative Agent and Lenders in connection with such extension;

(h) Administrative Agent shall have determined, in its reasonable discretion, that the current leases at the Projects comply with Administrative Agent’s then-current underwriting criteria (which criteria shall be typical for a project of this type; and

(i) Administrative Agent shall have the right to reallocate the outstanding Loan balance, as of the first day of the extension period and the first day of the second extension period, between the Projects and to make corresponding dollar for dollar adjustments to the Adjusted Loan Basis for each Project. Such reallocation shall be based on Administrative Agent’s determination of the then-current value of each Project, as determined by Administrative Agent in its reasonable discretion and in accordance with the underwriting policies and procedures used in connection with the Loan closing and the Appraisal delivered in connection with such extension. In connection with any reallocation of the Loan pursuant to this paragraph (j), Administrative Agent shall prepare and deliver to Borrower a new Schedule 1.1(A) reflecting the revised Adjusted Loan Basis of each Project, which shall supersede and replace Schedule 1.1(A) attached to this Agreement.

If the Original Maturity Date is extended to the First Extended Maturity Date, or the Second Extended Maturity Date, as provided above, then the term “Maturity Date” as used herein shall thereafter mean the First Extended Maturity Date or the Second Extended Maturity Date, as applicable. Notwithstanding the foregoing or anything else contained herein which may be construed to the contrary, the Second Extension Period may not come into effect unless the First Extension Period was previously in effect.

2.5 Principal Amortization; Prepayment. Commencing on July 1, 2009, and continuing on the first day of each month until all amounts due under the Loan Documents are paid in full (including any extension periods), Borrower shall make monthly principal amortization payments in arrears in accordance with this paragraph, which payments shall be applied to the outstanding principal balance of the Loan. Administrative Agent shall calculate the total amount of principal payments payable from June 1, 2009 to the Maturity Date based upon a 25-year amortization schedule, an amortization period which begins on June 1, 2009, an interest rate equal to the LIBOR Rate in effect as of June 1, 2009 and the outstanding principal balance of the Loan as of June 1, 2009. The monthly amortization payment shall equal the total amount of principal payable for such period (calculated as set forth above) divided by the number of monthly payments during such period. The foregoing notwithstanding, upon (a) any additional advance of Loan funds or (b) application of any permitted or required prepayment of the Loan (other than the amortization payments required by this paragraph to the Loan balance, Administrative Agent shall recalculate the amount of the monthly principal amortization payment owing for the remainder of the Loan term, based upon the new outstanding principal balance and the LIBOR Rate then in effect, and such revised principal amortization payment shall be due commencing on the first day of the month immediately following the month in which such additional advance or prepayment (as applicable) is made. If the term of the Loan is extended in accordance with Section 2.4, the amount of the monthly principal amortization payment owing during such extension period shall continue in effect based upon the original 25-year amortization schedule. Administrative Agent’s determination of the amount of the monthly amortization payments to be made by Borrower hereunder shall be conclusive absent manifest error. Subject to Section 2.9(b), Section 2.16 and Section 13.30 hereof, the Loans may be prepaid in whole or in part at any time.

2.6 Security. Payment of the Notes shall be secured by the following:

(a) The Deeds of Trust;

(b) The Guaranty;

(c) To the extent to which they may be assigned, all other rights, licenses, permits, franchises, authorizations, approvals and agreements relating to the use, occupancy or operation of the Projects; and

(d) The Financing Statements.

2.7 Fees. Borrower shall pay to Wachovia Bank the fees specified in the Fee Letter, at the time specified in the Fee Letter. All such fees payable to Wachovia Bank under the Fee Letter shall belong solely to Wachovia Bank, and Wachovia Bank shall not be required to share any such fees or compensation specified in the Fee Letter with any of the other Lenders (except only to the extent, if at all, set forth in a separate written agreement between Wachovia Bank and any of such other Lenders). Lenders agree to not pursue Borrower for any fees paid to Wachovia Bank under the Fee Letter.

2.8 Increased Costs.

(a) If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender; (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.11 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

2.9 Payments; Pro Rata Treatment.

(a) Each borrowing by Borrower from the Lenders hereunder, each payment (including each prepayment) by Borrower on account of principal of and interest on the Loans, and each payment by Borrower on account of any reduction of the Commitments, shall be made to Administrative Agent for the benefit of Lenders on a pro rata basis according to the respective Lenders’ Ratable Shares; provided that any Defaulting Lender shall not be entitled to its Ratable Share of any such payment by Borrower until such time as such Defaulting Lender has paid its Ratable Share of all borrowing payable by it hereunder, together with interest thereon (as provided in Section 2.13(a)), to Administrative Agent in accordance with the terms of this Agreement. All payments (including prepayments) to be made by Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 p.m., Charlotte, North Carolina time, on the due date thereof to Administrative Agent, for the account of the Lenders, at Administrative Agent’s office at 301 South College Street, Charlotte, North Carolina, or at such other office as directed by Administrative Agent from time to time, in Dollars and in immediately available funds. Administrative Agent shall promptly distribute such payments to the Lenders upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Subject to Section 13.30 hereof, Borrower may from time to time pay all outstanding Loans, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Loans upon notice to Administrative Agent not later than 1:00 p.m. Charlotte, North Carolina time on the date of payment; provided, that, notwithstanding the foregoing, no more than two prepayments of Loans may be made each calendar month. Notwithstanding the foregoing, Borrower may make a prepayment in an amount sufficient to release a Project from the lien of the Loan in accordance with Article XIV hereof.

(c) In addition to the principal payments otherwise required hereunder, Borrower shall make mandatory prepayments (“Mandatory Prepayments”) of principal as set forth below. Amounts repaid hereunder may not be reborrowed.

(i) Borrower shall pay to Administrative Agent for the ratable benefit of Lenders the amounts required under Section 4.11, as and when required thereunder.

(ii) If Administrative Agent notifies Borrower at any time that the aggregate amount of the Loans made hereunder exceeds the Aggregate Commitment, then, within two Business Days after receipt of such notice, Borrower shall prepay the outstanding principal amount of the Loans in an aggregate amount sufficient to reduce such outstanding principal as of such date of payment to an amount not to exceed the Aggregate Commitment.

2.10 Designation of a Different Lending Office. If any Lender requests compensation under Section 2.8, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender, unless directed by Borrower not to do so, shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.8 or Section 2.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.11 Taxes.

(a) Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Administrative Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Without limiting the provisions of subparagraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority prior to delinquency in accordance with applicable law.

(c) Borrower shall indemnify Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

(f) If Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Administrative Agent, such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

(g) Notwithstanding anything in this Section 2.11 to the contrary, Administrative Agent and Lenders hereby agree that Borrower shall not be required to pay, reimburse, set off or otherwise be responsible for any taxes, including without limitation any Indemnified Taxes, Other Taxes or Excluded Taxes (collectively, “Tax Reimbursements”) which are attributable to a period more than one hundred eighty (180) days prior to the date on which Borrower receives notice of its obligation to pay such Tax Reimbursements.

2.12 Survival of Indemnity. Determination of amounts payable under Section 2.8 shall be calculated as though each Lender funded its Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the interest rate applicable to such Loan, whether in fact that is the case or not. The obligations of Borrower under Section 2.8 and Section 2.11 shall survive repayment of the Notes and termination of this Agreement.

2.13 Funding by Lenders; Payments by Borrower; Presumptions by Administrative Agent.

(a) Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing of Loans that such Lender will not make available to Administrative Agent such Lender’s Ratable Share of such Loans, Administrative Agent may assume that such Lender has made such Ratable Share available on such date in accordance with Section 4.3 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its Ratable Share of the Loans available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the Federal Funds Rate and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its Ratable Share of Loans to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(b) Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the Federal Funds Rate.

2.14 Replacement of Lenders. If any Lender requests compensation under Section 2.8, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, or if any Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.1), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that: (a) Borrower shall have paid to Administrative Agent the assignment fee specified in Section 13.1; (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts); (c) in the case of any such assignment resulting from a claim for compensation under Section 2.8 or payments required to be made pursuant to Section 2.11 such assignment will result in a reduction in such compensation or payments thereafter; and (d) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
2.15 Adjustments to Adjusted Loan Basis. The Adjusted Loan Basis for each Project shall be decreased dollar for dollar for prepayments of Loan principal which relate directly to such Project (e.g., casualty or condemnation proceeds or payments made in connection with the release of a Project in accordance with Section 14.3). Any prepayment of principal not directly related to a specific Project shall be allocated by Administrative Agent to the Projects, on a pro rata basis, in accordance with each Project’s Adjusted Loan Basis.

2.16 Indemnity. Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender sustains or incurs (other than through such Lender’s negligence or willful misconduct) as a consequence of (a) default by Borrower in making any prepayment of a Loan after Borrower has given a notice thereof in accordance with the provisions of this Agreement or (b) the making of a prepayment of Loans on a day which is not the last day of an Interest Period with respect thereto (whether by acceleration, demand, required assignment or otherwise). Such indemnification may include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid or not so borrowed for the period from the date of such prepayment or of such failure to borrow to the last day of the applicable Interest Period (or, in the case of a failure to borrow the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such portion of the Loan provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. By its initials below, Borrower waives any right under California Civil Code Section 2954.10 or otherwise to prepay any Loan, in whole or in part, without payment of any and all amounts specified above in this Section 2.16 (the “Breakage Amounts”). Borrower acknowledges that prepayment of any Loan may result in Lenders’ incurring additional losses, costs, expenses and liabilities, including lost revenues and lost profits. Borrower therefore agrees to pay any and all Breakage Amounts if any Loan is prepaid, whether voluntarily or by reason of acceleration, including acceleration upon any transfer or conveyance of any right, title or interest in the Project giving Administrative Agent on behalf of Lenders the right to accelerate the maturity of the Loans as provided in the Loan Documents. Borrower agrees that Lenders’ willingness to offer the LIBOR Rate to Borrower is sufficient and independent consideration, given individual weight by Lenders, for this waiver. Borrower understands that Lenders would not offer the LIBOR Rate to Borrower absent this waiver.

_/s/ AB UnitedHealth Group Building Borrower _/s/ AB Epler B Borrower _/s/ AB	_/s/ AB Academy Medical Center Borrower _/s/ AB Nutfield Professional Park Borrower

Cirrus Borrower

ARTICLE III

CONDITIONS PRECEDENT

3.1 Closing. Administrative Agent’s and the Lender’s obligations to close the Loans and perform under this Agreement are expressly conditioned upon (i) Borrower’s satisfaction (or waiver in writing by Administrative Agent) of all of the conditions set forth in Exhibit F hereto; (ii) Borrower’s satisfaction (or waiver in writing by Administrative Agent) of the conditions for disbursement set forth in Article IV (as applicable); (iii) the Title Company’s unconditional commitment to issue the Title Insurance Policies; and (iv) Borrower’s delivery to Administrative Agent (or waiver in writing by Administrative Agent) of the following documents, in form and content satisfactory to Administrative Agent, duly executed (and acknowledged where necessary) by the appropriate parties thereto:

(a) This Agreement;

(b) The Notes;

(c) The Deeds of Trust for the Tranche One Projects, each of which shall be duly recorded in the official records of the County in which the Project encumbered thereby is located;

(d) The Financing Statements for the Tranche One Projects, which shall be duly filed with the Delaware Secretary of State;

(e) The Guaranty;

(f) The Environmental Indemnities for the Tranche One Projects;

(g) Assignments of all other agreements, contracts, rights, permits, licenses, entitlements, authorizations, and franchises relating to the Tranche One Projects, and consents to such assignments where deemed appropriate by Administrative Agent;

(h) A Subordination of Property Management Agreement for each Tranche One Project;

(i) The Fee Letter; and

(j) Such other documents that Administrative Agent may reasonably require.

ARTICLE IV

LOAN DISBURSEMENTS

4.1 Recordation Disbursements. Upon recordation of the Deeds of Trust for the Tranche One Projects (or such earlier Closing Date) and satisfaction of all conditions set forth herein (or waiver in writing by Administrative Agent), provided that the Title Company has issued or irrevocably committed in writing to issue to Administrative Agent the Title Insurance Policies referred to in Section 5.1 hereof, Lenders shall disburse $34,052,500 of Loan proceeds.

4.2 Intentionally Omitted.

4.3 Notice of Borrowing. Borrower may request subsequent disbursements by giving to Administrative Agent written notice, substantially in the form of Form of Exhibit G hereto (the “Notice of Borrowing”) signed by a Responsible Officer, which Notice of Borrowing must be received at least five (5) Business Days prior to the date of the requested Loans. Each Notice of Borrowing shall be irrevocable. Each Notice of Borrowing shall specify (i) the Borrowing Date (which shall be a Business Day), and (ii) the amount of the requested Loans. Upon receipt of a Notice of Borrowing, Administrative Agent shall promptly (i) notify each Lender of the contents thereof and of such Lender’s ratable share of the requested Loans and (ii) provide each Lender a copy of the Notice of Borrowing.

4.4 Availability of Funds. Subject to satisfaction of the terms and conditions of this Agreement, each Lender shall deposit funds with Administrative Agent for the account of Borrower by 2:00 p.m. Charlotte, North Carolina time on the Borrowing Date by wire transfer or other immediately available funds equal to its Ratable Share of the Loans to be made on the Borrowing Date. Except as provided above, the Loans will then be disbursed to Borrower by Administrative Agent crediting the account of Borrower on the books of Administrative Agent with the aggregate amounts made available to Administrative Agent by the Lenders, and in like funds as received by Administrative Agent.

4.5 Lending Offices. Each Lender may book its Loans at any Lending Office selected by such Lender and may change its Lending Office from time to time. All terms of this Agreement shall apply to any such Lending Office and the Loans and the Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Office. Each Lender may, by written notice to Administrative Agent and Borrower in accordance with Section 13.2, designate replacement or additional Lending Offices through which Loans will be made by it and for whose account Loan payments are to be made.

4.6 Intentionally Omitted.

4.7 Method of Loan Advances. Loan Advances shall be disbursed directly to Borrower, provided however, that in the event that Administrative Agent determines that Borrower has failed to honor any obligation under the Loan Documents, then Administrative Agent may, at Administrative Agent’s option, disburse Loan advances (a) directly to Borrower, (b) directly to persons supplying labor, materials and services in connection with the Improvements, or (c) jointly to Borrower and said persons.

4.8 Limitations and Conditions on Loan Advances. Borrower shall be entitled to Loans only in accordance with the terms and conditions of this Agreement (unless waived or modified by Administrative Agent) and, in addition, the following conditions (unless waived or modified by Administrative Agent):

(a) The representations and warranties of Borrower contained in all of the Loan Documents shall be correct in all material respects on and as of the date of the disbursement as though made on and as of that date and no Event of Default or Unmatured Event of Default shall have occurred and be continuing as of the date of the disbursement;

(b) No mechanics’ lien shall have been recorded against any Property; and;

(c) Administrative Agent shall be satisfied that the advance will not be junior in priority to any mechanics’ or materialmen’s liens, deeds of trust, mortgages or any intervening or other liens on any Property other than Permitted Exceptions; and

(d) Administrative Agent shall not be required to disburse any requested Loans before five (5) days after the receipt of the applicable Notice of Borrowing, and in any event until all applicable conditions and requirements in this Agreement have been satisfied.

4.9 Tranche Two Holdback. Administrative Agent and Lenders shall have no obligation to disburse any portion of the Tranche Two Holdback unless and until Borrower complies with each of the following conditions (or any such conditions are waived in writing by Administrative Agent):

(a) Conditions Precedent. In addition to Borrower satisfying the conditions precedent to funding and disbursement of Loan proceeds set out in Section 3.1 above and in Article IV hereof (including without limitation Section 4.8), the following conditions precedent shall have been satisfied or waived in writing (and each delivery below shall be subject to Administrative Agent’s receipt, review, approval and/or confirmation, at Borrower’s cost and expense, each in form and substance satisfactory to Administrative Agent):

(i) Each Tranche Two Project shall be acquired by a Borrower prior to or concurrently with such advance;

(ii) Administrative Agent shall have received an Environmental Indemnity for each Tranche Two Project and a Deed of Trust covering each Tranche Two Project and all personal property related thereto (and such Deeds of Trust shall have been or concurrently shall be properly recorded in the official records of the counties in which the Tranche Two Projects are located);

(iii) Each Borrower acquiring a Tranche Two Project shall have authorized Administrative Agent to file a Financing Statement with the Secretary of State of such Borrower’s formation;

(iv) With respect to any Tranche Two Project subject to a ground lease, if any, Administrative Agent shall have approved the ground lease and shall have received a Consent to Encumbrance covering the Tranche Two Project in form and substance acceptable to Administrative Agent in its sole discretion (and such consent to encumbrance shall have been properly recorded in the official records of the county in which the applicable Tranche Two Project is located);

(v) Administrative Agent shall have received Title Insurance Policies insuring that the Deeds of Trust for the Tranche Two Projects as first priority lien on the Tranche Two Project and related collateral subject to the Permitted Encumbrances. Borrower shall also obtain, at its sole cost and expense, any endorsements, continuations or modifications to any existing Title Insurance Policies as Administrative Agent may reasonably request, including without limitation aggregation or tie-in endorsements;

(vi) Administrative Agent shall have received legal opinions issued by counsel for Borrower, opining as to the due authorization, execution, delivery, enforceability and validity of the Tranche Two Projects Deeds of Trust and Environmental Indemnities and as to such other matters as Administrative Agent and Administrative Agent’s counsel reasonably may specify;

(vii) Administrative Agent shall have received an Appraisal of each Tranche Two Project, in form and content satisfactory to Administrative Agent in its sole and absolute discretion, and such information regarding each Tranche Two Project as Administrative Agent shall request, including without limitation financial information, historic rent rolls and operating statements;

(viii) After giving effect to the addition of the Tranche Two Projects to the Collateral and disbursement of the Tranche Two Holdback, the Debt Service Coverage Ratio shall equal or exceed 1.25:1.00 as determined by Administrative Agent in its sole and absolute discretion, and the Loan-to-Value Ratio shall not exceed sixty-six percent (66%) as determined by Administrative Agent in its sole and absolute discretion.

(ix) Administrative Agent shall have received UCC searches for the sellers of the Tranche Two Projects which are acceptable to Administrative Agent;

(x) Administrative Agent shall have received one copy, if any, of Borrower’s agreements with any property manager(s) for the Tranche Two Projects;

(xi) Administrative Agent shall have received evidence of insurance as required by this Agreement with respect to the Tranche Two Projects;

(xii) Administrative Agent shall have received a current ALTA/ACSM land title survey of the Tranche Two Project, dated or updated to a date not earlier than thirty (30) days prior to the date hereof, certified to Administrative Agent, Lenders and the Title Company, prepared by a licensed surveyor acceptable to Administrative Agent and the Title Company, and conforming to Administrative Agent’s current standard survey requirements;

(xiii) Administrative Agent shall have received true and correct copies, to the extent in Borrower’s possession, of the “as built” Plans and Specifications and a current engineering report or architect’s certificate with respect to each Tranche Two Project, covering, among other matters, inspection of heating and cooling systems, roof and structural details and showing no failure of compliance with building plans and specifications, applicable legal requirements (including requirements of the Americans with Disabilities Act) and fire, safety and health standards;

(xiv) Administrative Agent shall have received a current environmental site assessment for each Tranche Two Project performed by an environmental engineer that is acceptable to Administrative Agent, and which assessment shall be in form and substance satisfactory to Administrative Agent, in Administrative Agent’s sole discretion. Such report shall be addressed to such persons as Administrative Agent may require;

(xv) Administrative Agent shall have received a soils test report prepared by a licensed soils engineer reasonably satisfactory to Administrative Agent showing the locations of, and containing boring logs for, all borings, together with recommendations for the design of the foundations, paved areas and underground utilities for each Tranche Two Project;

(xvi) Administrative Agent shall have received evidence satisfactory to Administrative Agent, as to whether (i) each Tranche Two Project is located in an area designated by the Department of Housing and Urban Development as having special flood or mudslide hazards, and (ii) the community in which each Tranche Two Project is located is participating in the National Flood Insurance Program;

(xvii) Administrative Agent shall have received current operating statements and a current rent roll of each Tranche Two Project, which Borrower shall represent and warrant is true and correct to the best of its knowledge. Such rent roll shall include the following information: (a) tenant names; (b) unit/suite numbers; (c) area of each demised premises and total area of each Tranche Two Project (stated in net rentable square feet); (d) rental rate (including escalations) (stated in gross amount and in amount per net rentable square foot per year); and (e) security deposit, if any;

(xviii) Administrative Agent shall have received leases, estoppel certificates and subordination, non-disturbance and attornment agreements (in form and substance acceptable to Administrative Agent) from such tenants at each Tranche Two Project as required by Administrative Agent;

(xix) Administrative Agent shall have received evidence satisfactory to Administrative Agent that all real estate taxes, assessments, water, sewer or other charges levied or assessed against the Tranche Two Projects have been paid in full prior to delinquency;

(xx) Administrative Agent shall have received evidence satisfactory to Administrative Agent that (i) telephone service, electric power, storm sewer, sanitary and water facilities are available to each Tranche Two Project; (ii) such utilities are adequate to serve each Tranche Two Projects and exist at the boundaries of each Tranche Two Project; and (ii) no conditions exist to affect Borrower’s right to connect into and have unlimited use of such utilities except for the payment of a normal connection charge and except for the payment of subsequent charges for such services to the utility supplier. Administrative Agent shall also have received evidence satisfactory to Administrative Agent that all permits (including building permits), variances, zoning approvals, or other required permissions for the operation and occupancy of each Tranche Two Project are in existence, and that each Tranche Two Project is in full compliance with all Federal, State and local laws, and all rules or regulation governing the protection of the environment. At Administrative Agent’s request, Borrower shall furnish Administrative Agent with a zoning endorsement to the Title Insurance Policies, zoning letters from applicable municipal agencies, and utility letters from applicable service providers or other reasonable proof that required utilities are available to each Tranche Two Project;

(xxi) Administrative Agent shall have received a copy of all other inspection and test reports made by or for Borrower in connection with each Tranche Two Project;

(xxii) No condemnation or adverse zoning or usage change proceeding shall have occurred or shall have been threatened against any Tranche Two Project; no Tranche Two Project shall have suffered any significant damage by fire or other casualty which has not been repaired; no law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any governmental authority, which would have, in Administrative Agent’s judgment, a material adverse effect on any Tranche Two Project or the acquirer of any Tranche Two Project;

(xxiii) All fees and commissions payable to real estate brokers, mortgage brokers, or any other brokers or agents in connection with the Loan or the acquisition of any Tranche Two Project shall have been paid, such evidence to be accompanied by any waivers or indemnifications deemed necessary by Administrative Agent;

(xxiv) Administrative Agent shall have received payment of Administrative Agent’s costs and expenses in underwriting, documenting, and closing the transaction, including fees and expenses of Administrative Agent’s inspecting engineers, consultants, and outside counsel; and

(xxv) Administrative Agent shall have received such other authorizations, documents, certificates, updates, reports, searches or items as Administrative Agent reasonably may reasonably require with respect to each Tranche Two Project.

(b) Disbursement. Disbursement of the Tranche Two Holdback shall be in one lump sum in the amount of $5,016,000; provided, however, neither Administrative Agent nor Lenders shall have any obligation to disburse proceeds allocated to the Tranche Two Holdback if Borrower has not satisfied all of the condition set forth in Section 4.9(a) on or before July 31, 2008 (or any such conditions have been waived in writing by Administrative Agent).

4.10 Tranche Three Holdback. Administrative Agent and Lenders shall have no obligation to disburse any portion of the Tranche Three Holdback unless and until Borrower complies with each of the following conditions (or any such conditions are waived in writing by Administrative Agent):

(a) Conditions Precedent. In addition to Borrower satisfying the conditions precedent to funding and disbursement of Loan proceeds set out in Section 3.1 above and in Article IV hereof (including without limitation Section 4.8), the following conditions precedent shall have been satisfied or waived in writing (and each delivery below shall be subject to Administrative Agent’s receipt, review, approval and/or confirmation, at Borrower’s cost and expense, each in form and substance satisfactory to Administrative Agent):

(i) Each Tranche Three Project shall be acquired by a Borrower prior to or concurrently with such advance;

(ii) Administrative Agent shall have received an Environmental Indemnity for each Tranche Three Project and a Deed of Trust covering each Tranche Three Project and all personal property related thereto (and such Deeds of Trust shall have been or concurrently shall be properly recorded in the official records of the counties in which the Tranche Three Projects are located);

(iii) Each Borrower acquiring a Tranche Three Project shall have authorized Administrative Agent to file a Financing Statement with the Secretary of State of such Borrower’s formation;

(iv) With respect to any Tranche Three Project subject to a ground lease, if any, Administrative Agent shall have approved the ground lease and shall have received a Consent to Encumbrance covering the Tranche Three Project in form and substance acceptable to Administrative Agent in its sole discretion (and such consent to encumbrance shall have been properly recorded in the official records of the county in which the applicable Tranche Three Project is located);

(v) Administrative Agent shall have received Title Insurance Policies insuring that the Deeds of Trust for the Tranche Three Projects as first priority liens on the Tranche Three Projects and related collateral subject to the Permitted Encumbrances. Borrower shall also obtain, at its sole cost and expense, any endorsements, continuations or modifications to any existing Title Insurance Policies as Administrative Agent may reasonably request, including without limitation aggregation or tie-in endorsements;

(vi) Administrative Agent shall have received legal opinions issued by counsel for Borrower, opining as to the due authorization, execution, delivery, enforceability and validity of the Tranche Three Projects Deeds of Trust and Environmental Indemnities and as to such other matters as Administrative Agent and Administrative Agent’s counsel reasonably may specify;

(vii) Administrative Agent shall have received an Appraisal of each Tranche Three Project, in form and content satisfactory to Administrative Agent in its sole and absolute discretion, and such information regarding each Tranche Three Project as Administrative Agent shall request, including without limitation financial information, historic rent rolls and operating statements;

(viii) After giving effect to the addition of the Tranche Three Projects to the Collateral and disbursement of the Tranche Three Holdback, the Debt Service Coverage Ratio shall equal or exceed 1.25:1.00 as determined by Administrative Agent in its sole and absolute discretion, and the Loan-to-Value Ratio shall not exceed sixty-six percent (66%) as determined by Administrative Agent in its sole and absolute discretion.

(ix) Administrative Agent shall have received UCC searches for the sellers of the Tranche Three Projects which are acceptable to Administrative Agent;

(x) Administrative Agent shall have received one copy, if any, of Borrower’s agreements with any property manager(s) for the Tranche Three Projects;

(xi) Administrative Agent shall have received evidence of insurance as required by this Agreement with respect to the Tranche Three Projects;

(xii) Administrative Agent shall have received a current ALTA/ACSM land title survey of the Tranche Three Project, dated or updated to a date not earlier than thirty (30) days prior to the date hereof, certified to Administrative Agent, Lenders and the Title Company, prepared by a licensed surveyor acceptable to Administrative Agent and the Title Company, and conforming to Administrative Agent’s current standard survey requirements;

(xiii) Administrative Agent shall have received true and correct copies, to the extent in Borrower’s possession, of the “as built” Plans and Specifications and a current engineering report or architect’s certificate with respect to each Tranche Three Project, covering, among other matters, inspection of heating and cooling systems, roof and structural details and showing no failure of compliance with building plans and specifications, applicable legal requirements (including requirements of the Americans with Disabilities Act) and fire, safety and health standards;

(xiv) Administrative Agent shall have received a current environmental site assessment for each Tranche Three Project performed by an environmental engineer that is acceptable to Administrative Agent, and which assessment shall be in form and substance satisfactory to Administrative Agent, in Administrative Agent’s sole discretion. Such report shall be addressed to such persons as Administrative Agent may require;

(xv) Administrative Agent shall have received a soils test report prepared by a licensed soils engineer reasonably satisfactory to Administrative Agent showing the locations of, and containing boring logs for, all borings, together with recommendations for the design of the foundations, paved areas and underground utilities for each Tranche Three Project;

(xvi) Administrative Agent shall have received evidence satisfactory to Administrative Agent, as to whether (i) each Tranche Three Project is located in an area designated by the Department of Housing and Urban Development as having special flood or mudslide hazards, and (ii) the community in which each Tranche Three Project is located is participating in the National Flood Insurance Program;

(xvii) Administrative Agent shall have received current operating statements and a current rent roll of each Tranche Three Project, which Borrower shall represent and warrant is true and correct to the best of its knowledge. Such rent roll shall include the following information: (a) tenant names; (b) unit/suite numbers; (c) area of each demised premises and total area of each Tranche Three Project (stated in net rentable square feet); (d) rental rate (including escalations) (stated in gross amount and in amount per net rentable square foot per year); and (e) security deposit, if any;

(xviii) Administrative Agent shall have received leases, estoppel certificates and subordination, non-disturbance and attornment agreements (in form and substance acceptable to Administrative Agent) from such tenants at each Tranche Three Project as required by Administrative Agent;

(xix) Administrative Agent shall have received evidence satisfactory to Administrative Agent that all real estate taxes, assessments, water, sewer or other charges levied or assessed against the Tranche Three Projects have been paid in full prior to delinquency;

(xx) Administrative Agent shall have received evidence satisfactory to Administrative Agent that (i) telephone service, electric power, storm sewer, sanitary and water facilities are available to each Tranche Three Project; (ii) such utilities are adequate to serve each Tranche Three Projects and exist at the boundaries of each Tranche Three Project; and (ii) no conditions exist to affect Borrower’s right to connect into and have unlimited use of such utilities except for the payment of a normal connection charge and except for the payment of subsequent charges for such services to the utility supplier. Administrative Agent shall also have received evidence satisfactory to Administrative Agent that all permits (including building permits), variances, zoning approvals, or other required permissions for the operation and occupancy of each Tranche Three Project are in existence, and that each Tranche Three Project is in full compliance with all Federal, State and local laws, and all rules or regulation governing the protection of the environment. At Administrative Agent’s request, Borrower shall furnish Administrative Agent with a zoning endorsement to the Title Insurance Policies, zoning letters from applicable municipal agencies, and utility letters from applicable service providers or other reasonable proof that required utilities are available to each Tranche Three Project;

(xxi) Administrative Agent shall have received a copy of all other inspection and test reports made by or for Borrower in connection with each Tranche Three Project;

(xxii) No condemnation or adverse zoning or usage change proceeding shall have occurred or shall have been threatened against any Tranche Three Project; no Tranche Three Project shall have suffered any significant damage by fire or other casualty which has not been repaired; no law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any governmental authority, which would have, in Administrative Agent’s judgment, a material adverse effect on any Tranche Three Project or the acquirer of any Tranche Three Project;

(xxiii) All fees and commissions payable to real estate brokers, mortgage brokers, or any other brokers or agents in connection with the Loan or the acquisition of any Tranche Three Project shall have been paid, such evidence to be accompanied by any waivers or indemnifications deemed necessary by Administrative Agent;

(xxiv) Administrative Agent shall have received payment of Administrative Agent’s costs and expenses in underwriting, documenting, and closing the transaction, including fees and expenses of Administrative Agent’s inspecting engineers, consultants, and outside counsel; and

(xxv) Administrative Agent shall have received such other authorizations, documents, certificates, updates, reports, searches or items as Administrative Agent reasonably may reasonably require with respect to each Tranche Three Project.

(b) Disbursement. Disbursement of the Tranche Three Holdback shall be in one lump sum in the amount of $11,253,000; provided, however, neither Administrative Agent nor Lenders shall have any obligation to disburse proceeds allocated to the Tranche Three Holdback if Borrower has not satisfied all of the condition set forth in Section 4.10(a) on or before July 31, 2008 (or any such conditions have been waived in writing by Administrative Agent).

4.11 Debt Service Coverage Ratio. At all times during the term of the Loan, the Debt Service Coverage Ratio shall equal or exceed 1.25:1.00 as determined by Administrative Agent in its sole and absolute discretion. If for any reason the applicable Debt Service Coverage Ratio is not met, then Borrower shall, within thirty (30) days after Administrative Agent’s demand, immediately reduce the unpaid principal balance of the Loan in an amount which would cause the applicable Debt Service Coverage Ratio to be met.

ARTICLE V

TITLE INSURANCE

5.1 Basic Insurance. Concurrently with the recording of the Tranche One Projects Deeds of Trust (or such earlier Closing Date), Borrower shall, at Borrower’s sole cost and expense, deliver or cause to be delivered to Administrative Agent the Title Insurance Policies issued by the Title Company (and such reinsurers and coinsurers as Administrative Agent may require) with a liability limit of not less than the full amount of the Aggregate Commitment and with coverage and in form satisfactory to Administrative Agent, insuring Administrative Agent’s and Lender’s interest under each Deeds of Trust as a valid first liens on the applicable Project, together with such reinsurance or coinsurance agreements or endorsements to the Title Insurance Policies as Administrative Agent may require, which policy shall contain only the Permitted Exceptions from its coverage, and thereafter Borrower shall, at its own cost and expense, do all things necessary to maintain each Tranche One Project Deed of Trust as a valid first lien on the applicable Property. From and after the disbursement of the Tranche Two Holdback, Borrower shall, at its own cost and expense, do all things necessary to maintain the Tranche Two Project Deed of Trust as a valid first lien on the Tranche Two Project. From and after the disbursement of the Tranche Three Holdback, Borrower shall, at its own cost and expense, do all things necessary to maintain each Tranche Three Project Deed of Trust as a valid first lien on the applicable Property.

5.2 Continuation and Date-Down Endorsements. After recordation of the Tranche One Projects Deeds of Trust and as a condition precedent to each Loan advance under Article IV above, Borrower shall (if required by Administrative Agent) at its own cost and expense, deliver or cause to be delivered to Administrative Agent from time to time such continuation and date-down endorsements to be attached to the Title Insurance Policies referred to above, in form and substance satisfactory to Administrative Agent, as Administrative Agent reasonably deems necessary to insure the priority of the Deeds of Trust as a valid first lien on the Projects as of the date of and including the amount covered by each such disbursement, and Borrower agrees to furnish to the Title Company such surveys and other information as are required by Administrative Agent or the Title Company to enable the Title Company to issue such endorsements to Administrative Agent.

ARTICLE VI

OPERATION AND MAINTENANCE OF THE PROJECT

6.1 Operation as Medical/Commercial Office Buildings. At all times during the term of this Agreement, Borrower shall itself (or through a manager satisfactory to Administrative Agent) operate the Projects then serving as Collateral as first class medical/commercial office buildings.

6.2 Maintenance. Borrower shall maintain the Projects then serving as Collateral in good condition and repair (as is more fully set forth in the Deeds of Trust).

ARTICLE VII

LIABILITY, RISK, AND FLOOD INSURANCE

At all times throughout the Loan term, Borrower shall, at its sole cost and expense, maintain insurance, and shall pay, as the same becomes due and payable, all premiums in respect thereto, including, but not necessarily limited to:

7.1 Property. “Special Cause of Loss” insurance on the Improvements in an amount not less than the full insurable value on a replacement cost basis of the insured Improvements and personal property related thereto.

7.2 Liability. Insurance protecting Borrower, Administrative Agent and Lenders against loss or losses from liability imposed by law or assumed in any written contract and arising from personal injury, including bodily injury or death, having a limit of liability of not less than One Million Dollars ($1,000,000) (combined single limit for personal injury and property damage) and an umbrella excess liability policy in an amount not less than Fifteen Million Dollars ($15,000,000) protecting Borrower and Lender against any loss or liability or damage for personal injury, including bodily injury or death, or property damage. Such policies must be written on an occurrence basis so as to provide blanket contractual liability, broad form property damage coverage, and coverage for products and completed operations.

7.3 Flood. If required by Administrative Agent, a policy or policies of flood insurance in the maximum amount of flood insurance available with respect to the Projects then serving as Collateral under the Flood Disaster Protection Act of 1973, as amended. This requirement will be waived upon presentation of evidence satisfactory to Administrative Agent that no portion of any Property then serving as Collateral is located within an area identified by the U.S. Department of Housing and Urban Development as having special flood hazards.

7.4 Additional Insurance. Borrower shall provide such other policies of insurance as Administrative Agent may reasonably request in writing.

7.5 Other Requirements. All required insurance shall be procured and maintained in financially sound and generally recognized responsible insurance companies selected by Borrower and subject to the approval of Administrative Agent. Such companies should be authorized to write such insurance in the State of California (in the case of the policies applicable to the UnitedHealth Group Building Project), the State of Missouri (in the case of the policies applicable to the Winghaven Project), the State of Texas (in the case of the polices applicable to the North Texas Neurology Project and the Lonestar Endoscopy Project), the State of New Hampshire (in the case of the polices applicable to the Nutfield Project), the State of Arizona (in the case of the polices applicable to the Academy Medical Center Project) and the State of Indiana (in the case of the polices applicable to the Epler B Project). The company issuing the policies shall have a financial and performance rating of “A-IX” or better by A.M. Best Co., in Bests’ Key Guide, or such other rating acceptable to Administrative Agent. All property policies evidencing the required insurance shall name Administrative Agent (for the benefit of Lenders) as first mortgagee, and all liability policies evidencing the insurance required shall name Administrative Agent (for the benefit of Lenders) as additional insured, shall provide for payment to the Administrative Agent (or its assignee, as directed by Administrative Agent), for the benefit of Lenders, of the net proceeds of insurance resulting from any claim for loss or damage thereunder, shall not be cancelable as to the interests of Administrative Agent and Lenders due to the acts of Borrower, and shall provide for at least thirty (30) days prior written notice of the cancellation or modification thereof to Administrative Agent.

7.6 Evidence. All policies of insurance, or certificates of insurance evidencing that such insurance is in full force and effect, shall be delivered to Administrative Agent on or before the Closing Date (together with proof of the payment of the premiums thereof). At least thirty (30) days prior to the expiration or cancellation of each such policy, Borrower shall furnish Administrative Agent evidence that such policy has been renewed or replaced in the form of a certificate reflecting that there is in full force and effect, with a term covering the next succeeding calendar year, insurance of the types and in the amounts required.

ARTICLE VIII

RIGHTS OF INSPECTION

Administrative Agent, or its agent, shall have the right at any time and from time to time to enter upon the Properties then serving as Collateral for purposes of inspection and conducting Appraisals.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

9.1 Consideration. As an inducement to Administrative Agent and Lenders to execute this Agreement and to disburse the proceeds of the Loans, Borrower represents and warrants to Administrative Agent and Lenders that the following statements set forth in this Article IX are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date and Borrower acknowledges that the truth and accuracy of such representations and warranties is also a condition precedent to Administrative Agent’s and Lenders’ obligation to make each Loan advance.

9.2 Organization, Powers and Good Standing.

(a) Organization and Powers-Borrower. Each Borrower is a limited liability company, duly organized and validly existing under the laws of the Delaware, and is duly qualified to transact business under the laws of the State of California, Missouri, Texas, New Hampshire, Arizona or Indiana, as applicable. Each Borrower has all requisite power and authority and rights to own and operate its properties, to carry on its businesses as now conducted and as proposed to be conducted, and to enter into and perform this Agreement and the other Loan Documents. The address of Borrower’s principal place of business is 1551 N. Tustin Avenue, Suite 300, Santa Ana, California 92705.

(b) Organization and Powers-Guarantor. Guarantor is a corporation, duly organized and validly existing under the laws of the State of Maryland. Guarantor has all requisite power and authority and rights to own and operate its properties, to carry on its businesses as now conducted and as proposed to be conducted, and to enter into and perform the Environmental Indemnity and the other Loan Documents. The address of Guarantor’s principal place of business is 1551 N. Tustin Avenue, Suite 300, Santa Ana, California 92705.

(c) Good Standing. Each Borrower has made all filings and is in good standing in the State of Delaware and California, Missouri, Texas, New Hampshire, Arizona or Indiana, as applicable, and in each other jurisdiction in which the character of the property it owns or the nature of the business it transacts makes such filings necessary or where the failure to make such filings could have a materially adverse effect on the business, operations, assets or condition (financial or otherwise) of such Borrower. Guarantor has made all filings and is in good standing in the State of Maryland and in each other jurisdiction in which the character of the property it owns or the nature of the business it transacts makes such filings necessary or where the failure to make such filings could have a materially adverse effect on the business, operations, assets or condition (financial or otherwise) of Guarantor.

(d) Non-foreign Status. No Borrower is a “foreign corporation,” “foreign partnership,” “foreign trust,” or “foreign estate,” as those terms are defined in the Internal Revenue Code and the regulations promulgated thereunder. Each Borrower’s U.S. employer identification number is as set forth on the signature page hereof.

9.3 Authorization of Loan Documents.

(a) Authorization. The execution, delivery and performance of the Loan Documents by each Borrower are within such Borrower’s powers and have been duly authorized by all necessary action by Borrower.

(b) No Conflict. The execution, delivery and performance of the Loan Documents by each Borrower will not violate (i) any Borrower’s operating agreement or articles of organization; or (ii) to Borrower’s knowledge, any legal requirement affecting any Borrower or any of its properties; or (iii) any agreement to which any Borrower is bound or to which it is a party and will not result in or require the creation (except as provided in or contemplated by this Agreement) of any lien upon any of such properties.

(c) Binding Obligations. This Agreement and the other Loan Documents have been duly executed by each Borrower, and are legally valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

9.4 Compliance with Laws. Each Property consists of a legal and separate parcel or parcels under applicable law and for tax assessment purposes. To Borrower’s best knowledge, the Improvements were constructed in compliance with, and each Project presently complies fully with, all restrictive covenants and all applicable laws and regulations, including, without limitation, all building codes, environmental laws and the Americans With Disabilities Act (Public Law 101-336).

9.5 No Material Defaults. There exists no material violation of or material default by Borrower and no event has occurred which, upon the giving of notice or the passage of time, or both, would constitute a material default with respect to (a) the terms of any instrument evidencing or securing any material indebtedness secured by any Project, (b) any material lease or other agreement affecting any Project to which Borrower is a party, (c) to Borrower’s knowledge, any material license, permit, statute, ordinance, law, judgment, order, writ, injunction, decree, rule or regulation of any Governmental Authority, or any determination or award of any arbitrator to which Borrower or any Project may be bound, or (d) any mortgage, instrument, agreement or document by which Borrower, or any of its properties is bound: (i) which involves any Loan Document         , (ii) that might materially and adversely affect the ability of Borrower to perform its obligations under any of the Loan Documents, any Swap Contracts or any other material instrument, agreement or document to which it is a party, or (iii) which might adversely affect the first priority of the liens created by this Agreement or any of the Loan Documents.

9.6 Litigation; Adverse Facts. Borrower has no knowledge of any action, suit, investigation, proceeding or arbitration (whether or not purportedly on behalf of Borrower) at law or in equity or before or by any foreign or domestic court or other governmental entity (a “Legal Action”), pending or, to the knowledge of Borrower, overtly threatened against or affecting any Borrower or any of its assets which could reasonably be expected to result in any material adverse change in the business, operations, assets (including the Projects) or condition (financial or otherwise) of any Borrower or would materially and adversely affect Borrower’s ability to perform its obligations under the Loan Documents. No Borrower is (a) in violation of any applicable law which violation materially and adversely affects or may materially and adversely affect the business, operations, assets (including the Projects) or condition (financial or otherwise) of Borrower, (b) subject to, or in default with respect to any other legal requirement that would have a materially adverse effect on the business, operations, assets (including the Projects) or condition (financial or otherwise) of any Borrower, or (c) in default with respect to any agreement to which any Borrower is a party or to which it is bound. There is no Legal Action pending or, to the knowledge of any Borrower, threatened against or affecting any Borrower questioning the validity or the enforceability of this Agreement or any of the other Loan Documents.

9.7 Title to Properties; Liens. Each Borrower has good and legal title to all properties and assets reflected in its most recent balance sheet delivered to Administrative Agent, except for assets disposed of in the ordinary course of business since the date of such balance sheet. Borrower is the sole owner of, and has good and marketable title to the fee interest in the Properties serving as Collateral, and the Improvements and all other real property described in the Deeds of Trust, free from any adverse lien, security interest or encumbrance of any kind whatsoever, excepting only (a) liens and encumbrances shown on the Title Policies, (b) liens and security interests in favor of Administrative Agent, and (c) other matters which have been approved in writing by Administrative Agent.

9.8 Disclosure. There is no fact known to Borrower that materially and adversely affects the business, operations, assets or condition (financial or otherwise) of any Borrower that has not been disclosed in this Agreement or in other documents, certificates and written statements furnished to Administrative Agent in connection herewith.

9.9 Payment of Taxes. All tax returns and reports of each Borrower required to be filed by it have been timely filed, and all taxes, assessments, fees and other governmental charges upon each Borrower and upon its properties, assets, income and franchises which would otherwise be delinquent have been paid prior to such delinquency.

9.10 Securities Activities. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (as defined within Regulations G, T and U of the Board of Governors of the Federal Reserve System), and none of the value of any Borrower’s assets consists of such margin stock. No part of the Loans will be used to purchase or carry any margin stock or to extend credit to others for that purpose or for any other purpose that violates the provisions of Regulations U or X of said Board of Governors.

9.11 Government Regulations. No Borrower is subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Public Utility Holding Company Act of 1935, the Interstate Commerce Act or to any federal or state statute or regulation limiting its ability in incur indebtedness for money borrowed.

9.12 Rights to Project Agreements, Permits and Licenses. Upon the purchase of each Property, Borrower will be the true owner of all rights in and to all existing agreements, permits and licenses relating to such Projects, and will be the true owner of all rights in and to all future agreements, permits and licenses relating to such Project.

9.13 Access. All streets and easements necessary for the operation of the Projects are available to the boundaries of the Properties.

9.14 Use of Projects. To Borrower’s knowledge, the Improvements and the Properties, and their use as medical/commercial office buildings, comply fully with all applicable laws and restrictive covenants, including, without limitation, all zoning laws.

9.15 Financial Condition. The financial statements and all financial data previously delivered to Administrative Agent in connection with the Loans and/or relating to each Borrower are true, correct and complete in all material respects. Such financial statements and fairly present the financial position of the parties who are the subject thereof as of the date thereof. No material adverse change has occurred in such financial position, no material borrowings have been made by any Borrower since the date thereof which are secured by, or might give rise to, a lien or claim against any Project, the proceeds of the Loans, or other assets of Borrower.

9.16 Personal Property. Borrower is now and shall continue to be the sole owner of the personal property constituting part of the Collateral free from any adverse lien, security interest or adverse claim of any kind whatsoever, except for liens or security interests in favor of Administrative Agent.

9.17 No Condemnation. No condemnation proceedings or moratorium is pending or, to Borrower’s knowledge, threatened against any Project or any Property (or any portion thereof) which would materially impair the use, occupancy or full operation of any Project in any manner whatsoever.

9.18 Other Loan Documents. Each of the representations and warranties of Borrower contained in any of the other Loan Documents is true and correct in all material respects. All of such representations and warranties are incorporated herein for the benefit of Administrative Agent.

9.19 Guarantor. Guarantor has full right, power and authority to execute, deliver and carry out the terms of the Guaranty and the Environmental Indemnities and, when executed and delivered pursuant thereto, the Guaranty and the Environmental Indemnities will constitute the valid, binding and legal obligations of Guarantor, enforceable against Guarantor in accordance with its terms subject to bankruptcy, insolvency, moratorium and similar laws affecting creditors generally and to general principles of equity.

9.20 No Lease Defaults. There are no defaults by Borrower or, to Borrower’s knowledge, any tenant under any Lease.

9.21 Defects. To Borrower’s knowledge, there are no defects, facts or conditions affecting any Project which would make it unsuitable for its present use and operation as a medical/commercial office buildings.

9.22 ERISA. As of the Closing Date and throughout the term of the Loan, (a) Borrower is not and will not be an “employee benefit plan” as defined in ERISA, and (b) the assets of Borrower do not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA.

9.23 Project Information. The information in Schedule 1.1(B) hereof with respect to each Project is correct.

ARTICLE X

COVENANTS OF BORROWER

10.1 Consideration. As an inducement to Administrative Agent and the Lenders to execute this Agreement and to make each disbursement of the Loans, Borrower hereby covenants as set forth in this Article X, which covenants shall remain in effect so long as the Notes shall remain unpaid or any obligation of Borrower under any other Loan Documents or under any Swap Contracts remain outstanding or unperformed.

10.2 Existence. Each Borrower shall and shall cause Guarantor (if other than an individual) to continue to be validly existing under the laws of the jurisdiction of its organization.

10.3 Books and Records; Access by Administrative Agent and the Lenders. Borrower shall maintain a single, standard, modern system of accounting (including, without limitation, a single, complete and accurate set of books and records of its assets, business, financial condition, operations, property, prospects and results of operation in accordance with good accounting practice and on a GAAP basis). During business hours and upon reasonable advance written notice, Borrower will give representatives of Administrative Agent and each Lender access to all assets, books, documents, property, and records of Borrower and will permit such representatives to inspect such assets and property and to audit, copy, examine and make excerpts from such books, documents and records.

10.4 No Encumbrances. Borrower will not permit any lien, levy, attachment or restraint to be made or filed against any Project then serving as Collateral, or any portion thereof, or permit any receiver, trustee or assignee for the benefit of creditors to be appointed to take possession of any Project then serving as Collateral or any portion thereof, except for lien claims filed or asserted against a Property or a Project and concerning which Borrower is in full compliance with the applicable provisions of the applicable Deed of Trust.

10.5 Compliance with Laws. Borrower shall comply with all applicable laws, statutes, regulations, codes and requirements, as amended from time to time (including, without limitation, all environmental laws, building, zoning and use and condominium and common interest development laws, requirements, regulations and ordinances, and the Americans With Disabilities Act), all CC&Rs and all obligations created by private contracts and leases which affect ownership, development, construction, equipping, fixturing, use or operation of any Project then serving as Collateral. If requested by Administrative Agent, Borrower shall deliver to Administrative Agent, promptly after receipt thereof, copies of all permits and approvals received from Governmental Authorities relating to the development, construction, use, occupancy or operation of the Projects then serving as Collateral to the extent such items are in Borrower’s possession or are reasonably obtainable by Borrower.

10.6 Personal Property. Borrower will not install materials, personal property, equipment or fixtures subject to any security agreement or other agreement or contract wherein the right is reserved to any person, firm or corporation to remove or repossess any such materials, equipment for fixtures, or whereby title to any of the same is not completely vested in Borrower at the time of installation, other than medical equipment purchased with purchase money financing, without Administrative Agent’s prior written consent.

10.7 Assessments. Borrower shall pay or discharge all lawful claims, including taxes, assessments and governmental charges or levies imposed upon Borrower or its income or profits or upon any property (including the Projects) belonging to Borrower (all the above collectively hereinafter referred to as “Impositions”), prior to the date upon which penalties attach thereto, and submit evidence satisfactory to Administrative Agent confirming the payment of all Impositions against the Projects then serving as Collateral. Borrower has the right before any delinquency occurs to contest or object to the amount or validity of any such Imposition by appropriate proceedings, but this will not be deemed or construed in any way as relieving, modifying or extending Borrower’s covenant to pay any such Imposition at the time and in the manner provided in this Section 10.7, unless Borrower has given prior written notice to Administrative Agent of Borrower’s intent to so contest or object to an Imposition, and unless, at Administrative Agent’s sole option, (i) Borrower demonstrates to Administrative Agent’s reasonable satisfaction that the proceedings to be initiated by Borrower will conclusively operate to prevent the sale of the Collateral, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings; or (ii) Borrower furnishes a good and sufficient bond or surety as requested by and reasonably satisfactory to Administrative Agent; or (iii) Borrower demonstrates to Administrative Agent’s reasonable satisfaction that Borrower has provided as good and sufficient undertaking as may be required or permitted by law to accomplish a stay of any such sale.

10.8 Disbursements. Borrower shall receive the disbursements to be made hereunder as a trust fund for the purpose of paying the costs and expenses of refinancing the Projects serving as Collateral as approved hereunder by Administrative Agent as provided herein, and for no other purpose.

10.9 Information and Statements. Borrower shall furnish to Administrative Agent, with sufficient copies for each Lender which Administrative Agent shall distribute to the Lenders:

(a) as soon as the same are available, and in any event within one hundred twenty (120) days after the end of each fiscal year of each Borrower, certified by an officer of Borrower, a copy of the current company-prepared financial statements of each Borrower, prepared upon a GAAP accrual basis, which shall consist of (1) a balance sheet as of the end of the relevant fiscal year, (2) statements of income and expenses of each Borrower for such fiscal year (together, in each case, with the comparable figures for the previous fiscal year), (3) statements of income and expenses and changes in financial position of each Project then serving as Collateral for such fiscal year (together, in each case with comparable figures for the corresponding fiscal year), and (4) cash flow statements of each Borrower;

(b) copies of filed federal income tax returns of each Borrower and Guarantor for each taxable year (with all K-1s and other forms and supporting schedules attached), on or before October 30 of each year;

(c) a copy of the filed Form 10-K of Guarantor for each fiscal year, within one hundred twenty (120) days after Guarantor’s fiscal year end;

(d) Intentionally Omitted.

(e) as soon as the same are available, and in any event within sixty (60) days after the end of each fiscal quarter, deliver to Administrative Agent a detailed rent roll, in form and detail reasonably satisfactory to Administrative Agent, for each Project then serving as Collateral for the preceding fiscal quarter; and

(f) such other information concerning each Borrower, Guarantor, the Projects then serving as Collateral, and the assets, business, financial condition, operations, property, prospects, and results of operations of each Borrower and Guarantor as Administrative Agent reasonably requests from time to time.

10.10 Representations and Warranties. Until repayment of the Notes and all other obligations secured by the Deeds of Trust, the representations and warranties of Article IX shall remain true and complete in all material respects.

10.11 Trade Names. Borrower shall immediately notify Administrative Agent in writing of any change in the legal, trade or fictitious business names used by any Borrower and shall, upon Administrative Agent’s request, execute any additional financing statements and other certificates necessary to reflect the change in trade names or fictitious business names.

10.12 Further Assurances. Borrower shall execute and deliver from time to time, promptly after any request therefor by Administrative Agent, any and all instruments, agreements and documents and shall take such other action as may be necessary or desirable in the opinion of Administrative Agent to maintain, perfect or insure Administrative Agent’s security provided for herein and in the other Loan Documents, including, without limitation, the authorization of UCC-1 renewal statements, the execution of such amendments to the Deeds of Trust and the other Loan Documents and the delivery of such endorsements to the Title Company, all as Administrative Agent shall reasonably require, and Borrower shall pay all fees and expenses (including reasonable attorneys’ fees) related thereto. Promptly upon the request of Administrative Agent, Borrower shall execute and deliver a Certification of Non-Foreign Status.

10.13 Notice of Litigation. Borrower shall give, or cause to be given, prompt written notice to Administrative Agent of (a) any action or proceeding which is instituted by or against any Borrower or Guarantor in any Federal or state court or before any commission or other regulatory body, Federal, state or local, foreign or domestic, or any such proceedings which are threatened in writing against it, which, if adversely determined, would be likely to have a material and adverse effect upon any Borrower’s or Guarantor’s (as applicable) business, operations, properties, assets, management, ownership or condition (financial or otherwise), (b) any other action, event or condition of any nature which may have a material and adverse effect upon any Borrower’s or Guarantor’s (as applicable) business, operations, management, assets, properties, ownership or condition (financial or otherwise), or which, with notice or lapse of time or both, would constitute an Event of Default or a default under any other contract, instrument or agreement to which any Borrower or Guarantor is a party to by or to which any Borrower or Guarantor or any of their properties or assets may be bound or subject, and (c) any actions, proceedings or notices adversely affecting any Project then serving as Collateral or Administrative Agent’s interest therein by any zoning, building or other municipal officers, offices or departments having jurisdiction with respect to such Project.

10.14 Good Standing. Each Borrower shall maintain its good standing in Delaware and California, Missouri, Texas, New Hampshire, Arizona or Indiana, as applicable, and preserve all of its rights and franchises material to its business and shall cause Guarantor (if other than an individual) to maintain and preserve its existence.

10.15 Hazardous Materials. Borrower will not use, and will not permit the use of, any Hazardous Substance (as defined in the Environmental Indemnities) in connection with the Projects then serving as Collateral except as permitted by applicable law and the Environmental Indemnity.

10.16 Intentionally Omitted.

10.17 Intentionally Omitted.

10.18 Government Regulation. No Borrower shall (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Administrative Agent from making any advance or extension of credit to any Borrower or from otherwise conducting business with any Borrower, or (b) fail to provide documentary and other evidence of any Borrower’s identity as and when requested by Administrative Agent at any time to enable Administrative Agent to verify such Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

10.19 Negative Covenants. Borrower shall not, without the prior written consent of Administrative Agent in Administrative Agent’s sole and absolute discretion, do or permit to be done any of the following:

(a) Indebtedness. No Borrower shall incur or become liable for any Indebtedness, whether secured or unsecured, in favor of any Person, other than:

(i) the Loans and all other obligations under the Loan Documents;

(ii) trade debt incurred in the ordinary course of Borrower’s business and paid in the ordinary course of Borrower’s business and in any event in not more than sixty (60) days; and

(iii) obligations under Swap Contracts permitted under Section 13.30 hereof.

(b) Liens and Encumbrances. No Borrower shall create, incur or suffer to exist any lien or encumbrance in, of or on any of the property of such Borrower except for Permitted Exceptions, liens for equipment financing not to exceed $500,000 or liens for trade payables in the ordinary course of business, provided in each case that no such liens shall be recorded or filed against any Project.

(c) Fundamental Changes. No Borrower shall, and Borrower shall not permit Guarantor to, dissolve or liquidate or become a party to any merger or consolidation.

(d) Distributions. No Borrower shall declare or pay any distributions or redeem, repurchase or otherwise acquire or retire any of its capital stock or other ownership interest at any time outstanding, except that, for so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, each Borrower may make distributions to its members so long as after giving effect to any such distribution no Event of Default or Unmatured Event of Default shall have occurred.

(e) Affiliates. No Borrower shall enter into any transaction (including the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate of any Borrower except in the ordinary course of business and pursuant to the reasonable requirements of such Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arms-length transaction.

(f) Amendments to Organizational Documents. No Borrower shall allow any material amendments to be made in the terms of such Borrower’s or Guarantor’s organizational documents which would adversely effect in any material respect any Borrower, Guarantor, any Project then serving as Collateral, any Borrower’s or Guarantor’s ability to perform their obligations under the Loan Documents or Administrative Agent’s security interests..

(g) No Other Business. No Borrower shall engage in any business other than the ownership, management, and operation of the Projects then serving as Collateral and Borrower will conduct and operate its business as presently conducted and operated.

(h) No Commingling. Subject to its right to distribute funds pursuant to Section 10.19(d), Borrower will not commingle its funds and other assets with those of any Affiliate, Guarantor, any of Borrower’s members, managers, partners or shareholders or any other Person.

(i) Changes. Borrower will not change or in any manner cause or seek a change in any laws, requirements of Governmental Authorities or obligations created by private contracts and leases which now or hereafter may significantly adversely affect the ownership, use or operation of any Project then serving as Collateral, without the prior written consent of Administrative Agent.

(j) Change in Ownership. No Borrower shall suffer to occur or exist, whether occurring voluntarily or involuntarily, any change in, or any lien or encumbrance with respect to, the legal or beneficial ownership of any interest in such Borrower, any member in such Borrower or any other direct or indirect ownership interest in such Borrower or the members in such Borrower (except for shares of stock in Grub & Ellis Healthcare REIT, Inc. which may be transferred without violating the provisions of this clause (j)).

(k) Leases. No Borrower shall enter into, amend or modify any lease in excess of 10,000 square feet (each such lease, a “Material Lease”) covering any portion of any Project then serving as Collateral without Administrative Agent’s prior written consent, in Administrative Agent’s sole discretion; provided, however, no Borrower shall enter any lease which is not a Material Lease for which the rent payable under such lease is not a market rent or the terms are not otherwise market without Administrative Agent’s prior written consent, in Administrative Agent’s sole discretion. The applicable Borrower shall furnish to Administrative Agent, upon execution, a fully executed copy of each lease entered into by such Borrower, together with all exhibits and attachments thereto and all amendments and modifications thereof. The applicable Borrower shall provide Administrative Agent with a copy of each proposed Material Lease and with financial information on the proposed tenant to aid Administrative Agent in determining whether it will consent thereto. Administrative Agent may declare each such Material Lease (or any other lease) to be prior or subordinate to the applicable Deed of Trust, at Administrative Agent’s sole option.

10.20 Post-Closing Deliveries. Borrower shall, within fifteen (15) days after the Closing Date, deliver to Administrative Agent fully-executed and acknowledged subordination, nondisturbance and attornment agreements, in form and content satisfactory to Administrative Agent, for leases covering not less than eighty-five percent (85%) of the Epler B Project.

ARTICLE XI

EVENTS OF DEFAULT AND REMEDIES

11.1 Events of Default. The occurrence of any one or more of the following shall constitute an Event of Default under this Agreement:

(a) Failure of Borrower or Guarantor to pay any amounts due pursuant to this Agreement, the Notes or the other Loan Documents (including, without limitation, principal, interest, fees, or other amounts) within ten (10) days after the date such amount is due.

(b) Failure by Borrower or Guarantor to pay any amount (other than principal or interest) when due under this Agreement or any other Loan Document and the expiration of ten (10) days after written notice of such failure by Administrative Agent to Borrower.

(c) Failure by Borrower, Guarantor or any other Person referred to therein to comply with any of the provisions of Article VII or Sections 10.4, 10.18, or 10.19(b), (c), (d), and (j).

(d) Failure by Borrower or Guarantor to perform any other obligation, or to comply with any term or condition, applicable to Borrower or Guarantor under any Loan Document that is not referred to in another Section of this Section 11.1 and the expiration of thirty (30) days after written notice of such failure by Administrative Agent to Borrower; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with reasonable diligence within said period of time, and if Borrower commences to cure such default promptly after receipt of notice thereof from Administrative Agent, and thereafter prosecutes the curing of such default with reasonable diligence, such period of time shall be extended for such period of time as may be necessary to cure such default with reasonable diligence, but not to exceed an additional sixty (60) days.

(e) Any representation or warranty by any Borrower or Guarantor in any Loan Document is materially false, incorrect, or misleading as of the date made or renewed.

(f) The occurrence of any event (including, without limitation, a change in the financial condition, business, or operations of Borrower or Guarantor for any reason whatsoever) that materially and adversely affects the ability of Borrower or Guarantor to perform any of its obligations under the Loan Documents or under any Swap Contracts.

(g) Any Borrower or Guarantor (i) is unable or admits in writing such Borrower’s or Guarantor’s inability to pay its monetary obligations as they become due, (ii) fails to pay when due any monetary obligation, whether such obligation be direct or contingent, to any person in excess of $250,000, (iii) makes a general assignment for the benefit of creditors, or (iv) applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, or other custodian for any Borrower or Guarantor or the property of any Borrower or Guarantor or any part thereof, or in the absence of such application, consent, or acquiescence a trustee, receiver, or other custodian is appointed for any Borrower or Guarantor or the property of any Borrower or Guarantor or any part thereof, and such appointment is not discharged within sixty (60) days.

(h) Commencement of any case under the Bankruptcy Code, Title 11 of the United State Code, or commencement of any other bankruptcy arrangement, reorganization, receivership, custodianship, or similar proceeding under any federal, state, or foreign law by any Borrower or Guarantor.

(i) If a receiver, trustee or similar officer shall be appointed for any Borrower or Guarantor or for all or any substantial part of the property of any Borrower or Guarantor without the application or consent of such Borrower or Guarantor and such appointment shall continue undischarged for a period of sixty (60) days (whether or not consecutive); or any bankruptcy, insolvency, reorganization, arrangements, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application, or otherwise) against any Borrower or Guarantor and shall remain undismissed for a period of sixty (60) days (whether or not consecutive).

(j) Any material litigation or proceeding is commenced before any Governmental Authority against or affecting any Borrower or the property of any Borrower or any part thereof and such litigation or proceeding is not defended diligently and in good faith by such Borrower. Any litigation or proceeding is commenced before any Governmental Authority against or affecting Guarantor which if decided against Guarantor would materially adversely affect any Project then serving as Collateral or Guarantor’s ability to perform its obligations under the Guaranty, and such litigation or proceeding is not defended diligently and in good faith by Guarantor.

(k) A final judgment or decree for monetary damages or a monetary fine or penalty (not subject to appeal or as to which the time for appeal has expired) is entered against any Borrower or Guarantor by any Government Authority, which together with the aggregate amount of all other such judgments and decrees against any Borrower or Guarantor that remain unpaid or that have not been discharged or stayed, exceeds $250,000.00, is not paid and discharged or stayed within thirty (30) days after the entry thereof.

(l) Commencement of any action or proceeding which seeks as one of its remedies the dissolution of any Borrower.

(m) All or any part of the property of any Borrower, or all or any part of the property of Guarantor valued in excess of $500,000 in the aggregate, is attached, levied upon, or otherwise seized by legal process, and such attachment, levy, or seizure is not quashed, stayed, or released within thirty (30) days of the date thereof.

(n) The occurrence of any Accelerating Transfer (as defined in the Deeds of Trust), unless Administrative Agent has consented to such Accelerating Transfer in its sole and absolute discretion, as more particularly provided in the Deeds of Trust.

(o) The occurrence of any Event of Default, as such term is defined in any other Loan Document, after taking into account applicable cure periods.

(p) (i) A default shall occur in the payment when due (after giving effect to any applicable notice and grace periods), whether by acceleration or otherwise, with respect to indebtedness of any Borrower or Guarantor in an aggregate amount exceeding $50,000.00; or (ii) a default shall occur in the performance or observance of any obligation or condition with respect to indebtedness in an aggregate amount exceeding $50,000.00 if the effect of such default described in this clause (ii) is to permit the acceleration of the maturity of such indebtedness.

(q) Any Borrower, Guarantor or any Person on behalf of any Borrower or Guarantor shall claim or assert that the Loan Documents are not legal, valid and binding agreements enforceable against any Borrower or Guarantor in accordance with their respective terms; or the Loan Documents shall in any way be terminated (except in accordance with their terms) or become or be judicially declared ineffective or inoperative or shall in any way cease to give or provide the respective liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby.

(r) Any Governmental Authorities take or institute action, which in the reasonable opinion of Administrative Agent, will adversely affect any Borrower’s or Guarantor’s ability to repay the Loans or which will materially affect any Borrower’s or Guarantor’s condition or operations, if such action remains effective for more than thirty (30) days.

(s) Administrative Agent fails to have a legal, valid, binding, and enforceable first priority lien acceptable to Administrative Agent (subject to Permitted Exceptions) on each Property then serving as Collateral, Improvements and all other collateral.

(t) Failure of Guarantor to perform or comply with any financial covenant or agreement contained in the Guaranty or Environmental Indemnities which remains uncured for thirty (30) days after written notice of such failure by Administrative Agent to Guarantor.

(u) Borrower has not satisfied all of the condition set forth in Section 4.10(a) and Section 4.11(a) on or before July 31, 2008 (unless such conditions have been waived in writing by Administrative Agent); provided, however, the foregoing shall not be an Event of Default if, as of July 31, 2008, (i) the Debt Service Coverage Ratio (for the Projects then serving as Collateral) equals or exceeds 1.25:1.00 as determined by Administrative Agent in its sole and absolute discretion, and (ii) the Loan-to-Value Ratio (for the Projects then serving as Collateral) shall not exceed sixty-six percent (66%) as determined by Administrative Agent in its sole and absolute discretion; provided further that if Borrower fails to satisfy the foregoing Debt Service Coverage Ratio and/or Loan-to-Value Ratio condition(s), Borrower may satisfy such condition(s) by paying down the outstanding Loan balance to an amount that would result in such condition(s) being satisfied within five (5) Business Days after Administrative Agent’s demand therefor.

11.2 Remedies.

(a) Notwithstanding any provision to the contrary herein or any of the other Loan Documents, upon the happening of any Event of Default under this Agreement, or upon an Event of Default under any of the other Loan Documents: (i) Administrative Agent’s and Lenders’ obligation to make further advances of the Loan shall be suspended, and (ii) if the Event of Default shall not be cured within the applicable notice and cure periods, then Administrative Agent shall, at its option, have the remedies provided in the Loan Document breached by Borrower, including, without limitation, the option to declare all outstanding indebtedness to be immediately due and payable without presentment, demand, protest or notice of any kind, and the following remedies: Administrative Agent’s and Lenders’ obligation to make further disbursements to Borrower shall terminate; Administrative Agent may, at its option, apply any of Borrower’s funds in its possession to the outstanding indebtedness under the Notes whether or not such indebtedness is then due; and Administrative Agent and Lenders may exercise all rights and remedies available to them under any or all of the Loan Documents and applicable law. All sums expended by Administrative Agent and Lenders for such purposes shall be deemed to have been disbursed to and borrowed by Borrower and should be secured by the Deeds of Trust on the Properties then serving as Collateral.

(b) Effective from and after the occurrence of and during the continuance of an Event of Default, Borrower hereby constitutes and appoints Administrative Agent, or an independent contractor selected by Administrative Agent, as its true and lawful attorney-in-fact with full power of substitution for the performance of Borrower’s obligations under this Agreement in the name of Borrower, and hereby empower said attorney-in-fact to do any or all of the following upon the occurrence of an Event of Default:

(i) to employ attorneys to defend against attempts to interfere with the exercise of power granted hereby;

(ii) to pay, settle or compromise all existing bills and claims which are or may be liens against the Properties then serving as Collateral, the Improvements or the Projects then serving as Collateral;

(iii) to execute all applications and certificates in the name of Borrower, which may be required by any other contract;

(iv) to prosecute and defend all actions or proceedings in connection with the Projects then serving as Collateral and to take such action, require such performance and do any and every other act as is deemed necessary with respect to the operation of the Projects then serving as Collateral which Borrower might do on its own behalf;

(v) to let new or additional contracts to the extent not prohibited by their existing contracts; and

(vi) to take such action and require such performance as it deems necessary under any of the bonds or insurance policies to be furnished hereunder, to make settlements and compromises with the sureties or insurers thereunder, and in connection therewith to execute instruments of release and satisfaction.

It is understood and agreed that the foregoing power of attorney shall be deemed to be a power coupled with an interest which cannot be revoked until repayment of the Loan and performance of all other obligations under the Loan Documents or any Swap Contracts entered into pursuant to Section 13.30 hereof..

ARTICLE XII

ADMINISTRATIVE AGENT

12.1 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Wachovia Bank to act on its behalf as Administrative Agent hereunder and under the other Loan Documents, including without limitation acting as collateral agent for the Lenders under the Loan Documents, or any of them, and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent and the Lenders, and neither Borrower nor Guarantor shall have rights as a third party beneficiary of any of such provisions.

12.2 Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

12.3 Exculpatory Provisions.

(a) Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent: (i) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing; (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and (iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(b) Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.1 and ARTICLE XI or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until notice describing such Event of Default is given to Administrative Agent by Borrower or a Lender.

(c) Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in ARTICLE III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

12.4 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.5 Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Administrative Agent. Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

12.6 Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of Borrower unless an Event of Default has occurred and is continuing (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. The predecessor Administrative Agent shall pay to the successor the pro rata portion of any annual administration fee paid in advance by Borrower for the portion of the year between the time of the successor Administrative Agent’s acceptance of its appointment as Administrative Agent and the following anniversary date of this Agreement. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 13.10 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

12.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

12.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.

ARTICLE XIII

MISCELLANEOUS

13.1 Successors and Assigns Generally; Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions: (i) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; (ii) in any case not described in clause (i) of this paragraph, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if an “Effective Date” is specified in the Assignment and Assumption, as of the Effective Date) shall not be less than $5,000,000 (and integral multiples of $1,000,000 in excess thereof), unless each of Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; (iv) no consent shall be required for any assignment except to the extent required by clause (ii) of this paragraph and, in addition: (A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default or an Unmatured Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund and (B) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; (v) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire; (vi) no such assignment shall be made to Borrower or any of Borrower’s Affiliates or Subsidiaries; (vii) no such assignment shall be made to a natural person; and (viii) the assigning Lender must retain a Commitment of at least $10,000,000 (and integral multiples of $1,000,000 in excess thereof).

Subject to acceptance and recording thereof by Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.8, 2.11 and 13.10 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at its office in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of Participant, agree to any amendment, modification or waiver described in Section 13.27 that requires the consent of all Lenders, that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.8 and 2.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.28(a) as though it were a Lender, provided such Participant agrees to be subject to Section 13.28(b) as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Sections 2.8 or 2.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.11 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.11 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

13.2 Notices. All demands or notices required or which any party desires to give hereunder or under any other Loan Document shall be in writing (including, without limitation, telecopy, telegraphic, telex, or cable communication) and, unless otherwise specifically provided in such other Loan Document, shall be deemed sufficiently given or furnished if delivered by personal delivery, by nationally recognized overnight courier service or by certified United States mail, postage prepaid, addressed to the party to whom directed at the applicable address specified at the end of this paragraph (unless changed by similar notice in writing given by the particular party whose address is to be changed) or by facsimile. Any demand or notice shall be deemed to have been given either at the time of personal delivery or, in the case of courier or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile, upon receipt; provided that service of a demand or notice required by any applicable statute shall be considered complete when the requirements of that statute are met. Notwithstanding the foregoing, no notice of change of address shall be effective except upon actual receipt. This Section shall not be construed in any way to affect or impair any waiver of notice or demand provided in this Agreement or in any other Loan Document or to require giving of notice or demand to or upon any Person in any situation or for any reason. The addresses for notices are as follows:

If to Administrative Agent:	Wachovia Financial Services, Inc.
c/o Wachovia Bank, National Association
Real Estate Financial Services
General Banking Group
Mail Code: CA 6233
15750 Alton Parkway
Irvine, California 92618
Attn: Anne McNeil
If to Borrower:	c/o Triple Net Properties, LLC
1551 N. Tustin Avenue , Suite 300
Santa Ana, California 92705
Attn: Shannon Johnson
With a copy to:	Cox, Castle & Nicholson LLP
2049 Century Park East, 28th Floor
Santa Monica, California 90067
Attention: Kevin Kinigstein, Esq.

13.3 Authority to File Notices. Borrower irrevocably appoints Administrative Agent at its attorney-in-fact, with full power of substitution, to file for record, at the Borrower’s cost and expense and in Borrower’s name, any notices of completion, notices of cessation of labor, or any other notices that Administrative Agent considers necessary or desirable to protect its security.

13.4 Inconsistencies with the Loan Documents. In the event of any inconsistencies between the terms of this Agreement and any terms of any of the Loan Documents, the terms of this Agreement shall govern and prevail.

13.5 No Waiver. No disbursement of proceeds of the Loans shall constitute a waiver of any conditions to Administrative Agent’s or any Lender’s obligation to make further disbursements nor, in the event Borrower is unable to satisfy any such conditions, shall any such waiver have the effect of precluding Administrative Agent or the Lenders from thereafter declaring such inability to constitute a default under this Agreement.

13.6 Administrative Agent Approval of Instruments and Parties. All proceedings taken in accordance with transactions provided for herein; all surveys, appraisals and documents required or contemplated by this Agreement and the persons responsible for the execution and preparation thereof; shall be satisfactory to and subject to reasonable approval by Administrative Agent. Administrative Agent’s counsel shall be provided with copies of all documents which they may reasonably request in connection with the Agreement.

13.7 Administrative Agent Determination of Facts. Administrative Agent shall at all times be free to establish independently, to its satisfaction, the existence or nonexistence of any fact or facts, the existence or nonexistence of which is a condition of this Agreement.

13.8 Incorporation of Preamble, Recitals and Exhibits. The preamble, recitals and exhibits hereto are hereby incorporated in to this Agreement.

13.9 Third-Party Consultants. Administrative Agent may hire such third-party consultants as it deems necessary, the costs of which shall be paid by Borrower, to provide the following services: (a) perform environmental assessments; (b) provide Appraisals; and (c) perform such other services as may, from time to time, be reasonably required by Administrative Agent. This obligation on the part of Borrower shall survive the closing of the Loan and the repayment thereof.

13.10 Costs and Expenses; Indemnification; Reimbursement.

(a) Borrower shall pay (i) all reasonable out of pocket expenses incurred by Administrative Agent and its Affiliates (but not the expenses of any other Lender), including the reasonable fees, charges and disbursements of counsel for Administrative Agent and any counsel to any assignee of Administrative Agent to which the Loan Documents are pledged as security, in connection with the syndication of the credit facilities provided for herein (to the extent such expenses are customary), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all taxes and assessments and all expenses, charges, costs and fees provided for in this Agreement or relating to the Loan or any Project then serving as Collateral, including, without limitation, any fees incurred for recording or filing any of the Loan Documents, title insurance premiums and charges, tax service contract fees, fees of any consultants, Administrative Agent’s processing and closing fees, Administrative Agent’s inspection fees, printing, photostating and duplicating expenses, air freight charges, escrow fees, costs of surveys, premiums of hazard insurance policies and surety bonds and fees for any appraisal, appraisal review, market or feasibility study required by Administrative Agent, (iii) all out of pocket expenses incurred by Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and (iv) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by Administrative Agent or any Lender as a result of conduct of Borrower that violated a sanction enforced by OFAC.

(b) Borrower shall indemnify Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or Guarantor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any Guarantor, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or Guarantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or Guarantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof) or any Related Party of Administrative Agent, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the Administrative Agent acting for Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph are several and not joint or joint and several.

(d) The obligations on the part of Borrower under this Section 13.10 shall survive the closing of the Loans and the repayment thereof.

13.11 Disclaimer by Administrative Agent and the Lenders. Administrative Agent and the Lenders shall not be liable to any consultant, service provider, contractor, subcontractor, supplier, laborer, architect, engineer or any other party for services performed or materials supplied in connection with the Projects. Administrative Agent and the Lenders shall not be liable for any debts or claims accruing in favor of any such parties against Borrowers or others or against any Property or any Project. Borrower is not and shall not be an agent of Administrative Agent or any Lender for any purpose. Administrative Agent and the Lenders are not joint venture partners with Borrower in any manner whatsoever. Prior to default by Borrower under this Agreement and the exercise of remedies granted herein, and Administrative Agent and the Lenders shall not be deemed to be in privity of contract with any contractor or provider of services to the Projects, nor shall any payment of funds directly to a contractor, subcontractor, or provider of services be deemed to create any third party beneficiary status or recognition of same by Administrative Agent or the Lenders. Approvals granted by Administrative Agent or the Lenders for any matters covered under this Agreement shall be narrowly construed to cover only the parties and facts identified in any written approval or, if not in writing, such approvals shall be solely for the benefit of Borrower.

13.12 Intentionally Omitted.

13.13 Titles and Headings. The titles and headings of sections of this Agreement are intended for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.14 Brokers. Borrower and Administrative Agent represent to each other that neither of them knows of any brokerage commissions or finders’ fee due or claimed with respect to the transaction contemplated hereby. Borrower and Administrative Agent shall indemnify and hold harmless the other party from and against any and all loss, damage, liability, or expense, including costs and reasonable attorney fees, which such other party may incur or sustain by reason of or in connection with any misrepresentation by the indemnifying party with respect to the foregoing.

13.15 Change, Discharge, Termination, or Waiver. No provision of this Agreement may be changed, discharged, terminated, or waived except in writing signed by the party against whom enforcement of the change, discharge, termination, or waiver is sought. No failure on the part of Administrative Agent or the Lenders to exercise and no delay by Administrative Agent or the Lenders in exercising any right or remedy under the Loan Documents or under the law shall operate as a waiver thereof.

13.16 CHOICE OF LAW. THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

13.17 Disbursements in Excess of Aggregate Commitment. In the event the total disbursements by Administrative Agent exceed the Aggregate Commitment, the total of all disbursements shall nonetheless be secured by the Deeds of Trust. All other sums expended by Administrative Agent pursuant to this Agreement or any other Loan Documents shall be deemed to have been paid to Borrower and shall be secured by, among other things, the Deeds of Trust.

13.18 Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a) BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA SITTING IN ORANGE COUNTY, THE COURTS OF THE STATE OF MISSOURI SITTING IN SAINT CHARLES COUNTY, THE COURTS OF THE STATE OF TEXAS SITTING IN TARRANT COUNTY, THE COURTS OF THE STATE OF TEXAS SITTING IN WICHITA COUNTY, THE COURTS OF THE STATE OF NEW HAMPSHIRE SITTING IN ROCKINGHAM COUNTY, THE COURTS OF THE STATE OF ARIZONA SITTING IN PIMA COUNTY, THE COURTS OF THE STATE OF INDIANA SITTING IN MARION COUNTY AND OF THE UNITED STATES DISTRICT COURTS OF THE CENTRAL DISTRICT OF CALIFORNIA, THE EASTERN DISTRICT OF MISSOURI, THE NORTHERN DISTRICT OF TEXAS, THE DISTRICT OF NEW HAMPSHIRE, THE DISTRICT OF ARIZONA AND THE SOUTHERN DISTRICT OF INDIANA AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

13.19 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all such counterparts together shall constitute but one agreement.

13.20 Time is of the Essence. Time is of the essence of this Agreement.

13.21 Attorneys’ Fees. Without limiting the generality of the expense reimbursement obligations of Borrower set forth in Section 13.10, Borrower shall promptly pay to Administrative Agent from Borrower’s own funds or from the proceeds of the Loans, upon demand, with interest thereon from the date of demand at the default interest rate, reasonable attorneys’ fees and all costs and other expenses paid or incurred by Administrative Agent in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement or any of the other Loan Documents, and payment thereof shall be secured by the Deeds of Trust. If at any time Borrower fails, refuses or neglects to do any of the things herein provided to be done by Borrower, Administrative Agent shall have the right, but not the obligation, to do the same but at the expense and for the account of Borrower. The amount of any monies so expended or obligations so incurred by Administrative Agent, together with interest thereon at the default interest rate, shall be repaid to Administrative Agent forthwith upon written demand therefor and payment thereof shall be secured by the Deeds of Trust.

13.22 Signs . Through the term of the Loan, Administrative Agent shall have the right to erect one of more signs on any Project then serving as Collateral indicating its provision of financing for the Projects, and Administrative Agent shall also have the right to publicize its financing of the Projects as Lender may deem appropriate.

13.23 Joint Borrower Provisions. Each Borrower acknowledges and agrees that it shall be jointly and severally liable for the Loans and all other Obligations arising under this Agreement and/or any of the other Loan Documents.  In furtherance thereof, each Borrower acknowledges and agrees as follows:

(a) For the purpose of implementing the joint borrower provisions of the Loan Documents, each Borrower hereby irrevocably appoints each other Borrower as its agent and attorney-in-fact for all purposes of the Loan Documents, including the giving and receiving of notices and other communications.

(b) To induce the Lenders to make the Loans, and in consideration thereof, each Borrower hereby agrees to indemnify the Administrative Agent, Lenders and the other Indemnitees against, and hold the Administrative Agent, Lenders and the other Indemnitees harmless from, any and all liabilities, expenses, losses, damages and/or claims of damage or injury asserted against Administrative Agent and/or Lenders by any Borrower or by any other Person arising from or incurred by reason of (i) reliance by the Administrative Agent and/or Lenders on any requests or instructions from any Borrower, or (ii) any other action taken by Administrative Agent and/or Lenders in good faith with respect to this Agreement or the other Loan Documents.

(c) Each Borrower acknowledges that the liens and security interests created or granted herein and by the other Loan Documents will secure Obligations of all Borrowers under the Loan Documents and, in full recognition of that fact, each Borrower consents and agrees that the Administrative Agent and/or Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or security hereof or of any other Loan Document:

(i) agree with any Borrower to supplement, modify, amend, extend, renew, accelerate, or otherwise change the time for payment or the terms of the Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon;

(ii) agree with any Borrower to supplement, modify, amend or waive, or enter into or give any agreement, approval or consent with respect to, the Obligations or any part thereof or any of the Loan Documents or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder;

(iii) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Obligations or any part thereof;

(iv) accept partial payments on the Obligations;

(v) receive and hold additional security or guaranties for the Obligations or any part thereof;

(vi) release, reconvey, terminate, waive, abandon, subordinate, exchange, substitute, transfer and enforce any security for or guaranties of the Obligations, and apply any security and direct the order or manner of sale thereof as Administrative Agent, in its sole and absolute discretion may determine;

(vii) release any Person or any guarantor from any personal liability with respect to the Obligations or any part thereof;

(viii) settle, release on terms satisfactory to Administrative Agent or by operation of applicable laws or otherwise liquidate or enforce any Obligations and any security therefor or guaranty thereof in any manner, consent to the transfer of any such security and bid and purchase at any sale; and consent to the merger, change or any other restructuring or termination of the corporate existence of any Borrower or any other Person, and correspondingly restructure the obligations of such Borrower or other Person, and any such merger, change, restructuring or termination shall not affect the liability of any Borrower or the continuing existence of any lien or security interest hereunder, under any other Loan Document to which any Borrower is a party or the enforceability hereof or thereof with respect to all or any part of the Obligations.

(d) Upon the occurrence of and during the continuance of any Event of Default, Administrative Agent may enforce this Agreement and the other Loan Documents independently as to each Borrower and independently of any other remedy or security Administrative Agent and/or Lenders at any time may have or hold in connection with the Obligations, and in collecting on the Loans it shall not be necessary for Administrative Agent to marshal assets in favor of any Borrower or any other Person or to proceed upon or against and/or exhaust any other security or remedy before proceeding to enforce this Agreement and the other Loan Documents. Each Borrower expressly waives any right to require Administrative Agent and/or Lenders, in connection with Administrative Agent and/or Lender’s efforts to obtain repayment of the Loans and other Obligations, to marshal assets in favor of any Borrower or any other Person or to proceed against any other Person or any collateral provided by any other Person, and agrees that Administrative Agent and/or Lenders may proceed against any Persons and/or collateral in such order as it shall determine in its sole and absolute discretion in connection with Administrative Agent’s efforts to obtain repayment of the Loans and other Obligations. Administrative Agent may file a separate action or actions against each Borrower to enforce the Obligations, whether action is brought or prosecuted with respect to any other security or against any other Person, or whether any other Person is joined in any such action or actions. Each Borrower agrees that Administrative Agent, Lenders, each Borrower and/or any other Person may deal with each other in connection with the Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the security of this Agreement or the other Loan Documents. The rights of Administrative Agent and/or Lenders hereunder and under the other Loan Documents shall be reinstated and revived, and the enforceability of this Agreement and the other Loan Documents shall continue, with respect to any amount at any time paid on account of the Obligations which thereafter shall be required to be restored or returned by Administrative Agent and/or Lenders as a result of the bankruptcy, insolvency or reorganization of any Borrower or any other Person, or otherwise, all as though such amount had not been paid. The enforceability of this Agreement and the other Loan Documents at all times shall remain effective even though the any or all Obligations, or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any Borrower or any other Person and whether or not any Borrower or any other Person shall have any personal liability with respect thereto. Each Borrower expressly waives any and all defenses to the enforcement of its obligations under the Loan Documents now or hereafter arising or asserted by reason of (i) any disability or other defense of any Borrower or any other Person with respect to the Obligations, (ii) the unenforceability or invalidity of any security or guaranty for the Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations, (iii) the cessation for any cause whatsoever of the liability of any Borrower or any other Person (other than by reason of the full and final payment and performance of all Obligations), (iv) any failure of Administrative Agent and/or Lenders to marshal assets in favor of any of the Borrowers or any other Person, (v) any failure of Administrative Agent and/or Lenders to give notice of sale or other disposition of any Collateral for the Obligations to any Borrower or to any other Person or any defect in any notice that may be given in connection with any such sale or disposition, (vi) any failure of Administrative Agent and/or Lenders to comply in any non-material respect with applicable laws in connection with the sale or other disposition of any Collateral or other security for any Obligation, (vii) any act or omission of Administrative Agent and/or Lenders or others that directly or indirectly results in or aids the discharge or release of any Borrower or of any other Person or of any of the Obligations or any other security or guaranty therefor by operation of law or otherwise, (viii) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, (ix) any failure of Administrative Agent and/or Lenders to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (x) the election by Administrative Agent, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (xi) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code except to extent otherwise provided in this Agreement, (xii) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (xiii) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (xiv) the avoidance of any lien or security interest in favor of Administrative Agent securing the Obligations for any reason, or (xv) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any of the Obligations (or any interest thereon) in or as a result of any such proceeding. Without in any way limiting the foregoing, with respect to the Loan Documents and the Obligations, each Borrower: (A) waives all rights and defenses arising out of an election of remedies by Administrative Agent, even though that election of remedies, such as non-judicial foreclosure with respect to security for Borrowers’ obligations, has destroyed each of their rights of subrogation and reimbursement against the other by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise; and (B) waives any right to a fair value hearing or similar proceeding following a nonjudicial foreclosure of the Obligations, whether arising under California Code of Civil Procedure Section 580a or otherwise.

(e) The Borrowers represent and warrant to Administrative Agent and Lenders that they have established adequate means of obtaining from each other, on a continuing basis, financial and other information pertaining to their respective businesses, operations and condition (financial and otherwise) and their respective properties, and each now is and hereafter will be completely familiar with the businesses, operations and condition (financial and otherwise) of the other and their respective properties. Each Borrower hereby expressly waives and relinquishes any duty on the part of Administrative Agent and/or Lenders to disclose to such Borrower any matter, fact or thing related to the businesses, operations or condition (financial or otherwise) of the other Borrowers or the other Borrowers’ properties, whether now known or hereafter known by Administrative Agent and/or Lenders during the life of this Agreement. With respect to any of the Obligations, the Administrative Agent and/or Lenders need not inquire into the powers of any Borrower or the officers, employees or other Persons acting or purporting to act on such Borrower’s behalf.

(f) Without limiting the foregoing, or anything else contained in this Agreement, each Borrower waives all rights and defenses that it may have because the Obligations are secured by real property. This means, among other things:

(i) Administrative Agent and/or Lenders may collect on the Obligations from any Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrowers; and

(ii) If Administrative Agent and/or Lenders foreclose on any real property collateral pledged by any Borrower for the Obligations: (A) the amount of the indebtedness owed by the other Borrowers may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (B) Administrative Agent and Lenders may collect from any Borrower even if Administrative Agent and/or Lenders, by foreclosing on the real property collateral, has destroyed any right any Borrower may have to collect from the other Borrowers.

(g) This is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Sections 580a, 580b, 580d or 726 of the California Code of Civil Procedure. Each Borrower expressly waives any right to receive notice of any judicial or nonjudicial foreclosure or sale of any real property collateral provided by the other Borrower to secure the Obligations and failure to receive any such notice shall not impair or affect such Borrower’s obligations hereunder or the enforceability of this Agreement or the other Loan Documents or any liens created or granted hereby or thereby.

(h) Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which any Borrower is a party, with respect to the Loans and all other Obligations, each Borrower hereby waives with respect to the other Borrowers and their successors and assigns (including any surety) and any other Person any and all rights at law or in equity, to subrogation, to reimbursement, to exoneration, to contribution, to setoff, to any other rights and defenses available to it by reason of California Civil Code Sections 2787 and 2855, inclusive, or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, or to a holder or transferee against a maker and which each of them may have or hereafter acquire against the other or any other Person in connection with or as a result of such Borrower’s execution, delivery and/or performance of this Agreement or any other Loan Document to which it is a party until the Obligations are paid and performed in full. Each Borrower agrees that it shall not have or assert any such rights against any other Borrower or any other Borrower’s successors and assigns or any other Person (including any surety), either directly or as an attempted setoff to any action commenced against such Borrower by any other Borrower (as borrower or in any other capacity) or any other Person until the all Obligations are paid and performed in full. Each Borrower hereby acknowledges and agrees that this waiver is intended to benefit Administrative Agent and Lenders and shall not limit or otherwise affect any Borrower’s liability under this Agreement or any other Loan Document to which it is a party, or the enforceability hereof or thereof.

(i) Each Borrower warrants and agrees that each of the waivers and consents set forth herein is made with full knowledge of its significance and consequences, with the understanding that events giving rise to any defense waived may diminish, destroy or otherwise adversely affect rights which each otherwise may have against the other, against Administrative Agent and Lenders or others, or against any collateral. If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.

13.24 Waiver Of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.25 WAIVER OF SPECIAL DAMAGES. BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT BORROWER MAY HAVE TO CLAIM OR RECOVER FROM ADMINISTRATIVE AGENT OR ANY LENDER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

13.26 USA Patriot Act Notification. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual, Administrative Agent will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Administrative Agent to identify Borrower, and, if Borrower is not an individual, Administrative Agent will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Administrative Agent to identify Borrower. Administrative Agent may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and, if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.

13.27 Amendments and Waivers. Administrative Agent and Borrower may, from time to time, with the written consent of the Required Lenders, enter into written amendments, supplements or modifications for the purpose of adding any provisions to this Agreement or the Notes or changing in any manner the rights of the Lenders or Borrower hereunder or thereunder, and with the consent of the Required Lenders, Administrative Agent on behalf of the Lenders may execute and deliver to Borrower a written instrument waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement, the Notes or any Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall reduce the rate or extend the final maturity of any Note or time of payment of principal, interest or fees on any Note or reduce the principal amount of any Note, or change the amount or terms of any Lender’s Loan or Ratable Share or the amount of any Lender’s Commitment (except for (i) changes resulting from an assignment permitted hereunder or (ii) as provided in Section 2.14), or change Section 13.28(b) in a manner that would alter the pro rata sharing of payments required thereby, or release any Guarantor from the Guaranty to which it is a party, or amend, modify, change or waive any provision of this Section, or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement, or consent to the release any material portion of the collateral (unless otherwise permitted under this Agreement), or amend, modify or change any other provision of this Agreement that requires the consent of all Lenders, in each case without the written consent of all Lenders; and provided, further, that no such waiver and no such amendment, supplement or modification shall amend, modify, change or waive any provision relating to the rights or obligations of Administrative Agent without the consent of Administrative Agent. Any such waiver and any such amendment, supplement or modification shall be binding upon Borrower, Administrative Agent and each Lender, and all future holders of the Notes. In the case of any waiver, Borrower, Administrative Agent and each Lender shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, waiver or consent hereunder, except that the Commitment of such Lender may not be increased without the consent of such Lender.

13.28 Setoff; Sharing of Payments by Lenders.

(a) If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, following receipt of Administrative Agent’s written consent (which may be withheld in Administrative Agent’s sole discretion), to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

13.29 Application of Proceeds. Prior to the occurrence of an Event of Default, Administrative Agent shall apply all payments and prepayments in respect of the Notes in such order as shall be specified by Borrower. After the occurrence of an Event of Default, Administrative Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last two sentences of the penultimate paragraph of this Section, apply all payments and prepayments in respect of the Notes and all proceeds of collateral, if any, and any enforcement action (or other realization), in the following order:

(a) first, to pay all costs and expenses incurred in connection with such sale of collateral or enforcement action (or other realization), including reasonable attorneys’ fees and expenses actually incurred (including, without limitation, the expenses and other allocated costs of internal counsel and expenses and costs associated with any collateral disposition or enforcement action (or other realization);

(b) second, to pay all late charges then due under the Loan Documents;

(c) third, to pay all accrued interest on and then principal of any portion of the Loans which Administrative Agent may have advanced on behalf of any Lender for which Administrative Agent has not then been reimbursed by such Lender or Borrower;

(d) fourth, to pay any fees, expenses, reimbursements or indemnities then due to Administrative Agent;

(e) fifth, to pay any fees, expenses, reimbursements or indemnities then due under the Loan Documents to the Lenders;

(f) sixth, to pay all accrued interest in respect of the Loans and any obligations owing under any Swap Contracts;

(g) seventh, to the ratable payment or prepayment of principal outstanding on the Loans in such order as Administrative Agent may determine in its sole discretion; and

(h) eighth, to the ratable payment of all other amounts payable under the Notes or under the other Loan Documents.

Borrower shall remain liable and will pay, on demand, any deficiency remaining in respect of the Notes and the other Loan Documents, together with interest thereon pursuant to the terms of this Agreement. The order of priority set forth in clauses (b) and (c) above and the related provisions of this Agreement are set forth solely to determine the rights and priorities of Administrative Agent. The order of priority set forth in clauses (d), (e) and (f) above may be changed only with the prior written consent of all the Lenders without necessity of notice to or consent of or approval by Borrower, or any other Person. The order of priority set forth in clauses (b) and (c) above may be changed only with the prior written consent of Administrative Agent.

Notwithstanding any provisions concerning distribution of payments to the contrary in this Agreement, so long as any Event of Default exists that has not been waived by the Required Lenders, each Lender shall share in any payments or proceeds, including proceeds of any collateral, received by Administrative Agent or any Lender made or received at any time from and after any Event of Default (“Proceeds after Default”) in an amount equal to such Lender’s Ratable Share of the Proceeds after Default; provided, however, if any one or more of the Lenders has not made any funding when required hereunder, the distribution of Proceeds after Default shall be adjusted so that each Lender shall receive Proceeds after Default in an amount equal to (1) the Proceeds after Default multiplied by (2) the percentage (rounded to five decimal places) of the total amount outstanding funded by all the Lenders that such Lender has actually funded. If necessary, Administrative Agent and each Lender shall use the adjustments procedure set forth in Section 13.28(b) to make the appropriate distributions to the Lenders as set forth in this paragraph of this Article.

13.30 Swap Contracts. Prior to or substantially concurrently with the Closing Date (and as an additional condition precedent to the obligation of Agent and Lenders to make advances hereunder), Borrower may enter into Swap Contracts with Wachovia Bank or with another Lender (or with Affiliates of Wachovia Bank or such other Lender), or with another financial institution satisfactory to Administrative Agent, for the purpose of hedging and protecting against interest rate fluctuation risks with respect to the Loans, with a notional amount of at least the Aggregate Commitment and a term at least until the Maturity Date, and on such additional terms and conditions as are mutually approved by Borrower and Administrative Agent and as are acceptable to Wachovia Bank or such other Lender (or their Affiliates), or such other financial institution, as applicable. So long as any Deed of Trust encumbers a Project and the Swap Contract has been provided by Wachovia Bank or another Lender (or any of their Affiliates) in connection with the Loans, Borrower’s obligations (including any payment obligations) with respect to any such Swap Contract shall be secured by the Deeds of Trust and any other Collateral, and any default by Borrower under any such Swap Contract shall, at the discretion of Administrative Agent, constitute an Event of Default under this Agreement. All Swap Contracts, if any, between Borrower and Wachovia Bank or any other Lender (or any of their Affiliates) are independent Agreements governed by the written provisions of the Swap Contracts, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of any Notes or other Loan Documents, except as otherwise expressly provided in the written Swap Contracts, and any payoff statement from Administrative Agent relating to the Notes shall not apply to the Swap Contracts except as otherwise expressly provided in such payoff statement. By its signature below, Borrower waives any right under California Civil Code Section 2954.10 (to the extent applicable) or otherwise to prepay the Loans, in whole or in part, without payment of any and all amounts specified or required under the terms of any Swap Contracts (the “Indemnified Amounts”). Borrower acknowledges that prepayment of the Loans may result in Lenders and their Affiliates incurring additional losses, costs, expenses and liabilities, including lost revenues and lost profits in connection with the Swap Contracts or otherwise. Borrower therefore agrees to pay any and all Indemnified Amounts if the Loans are prepaid, whether voluntarily or by reason of acceleration, including acceleration upon any transfer or conveyance of any right, title or interest in any Property giving Administrative Agent the right to accelerate the maturity of the Loan as provided in the Loan Documents. Borrower agrees that Lenders’ willingness to offer the Loans to Borrower is sufficient and independent consideration, given individual weight by Lenders, for this waiver. Borrower understands that Lenders would not offer the Loans to Borrower absent this waiver.

ARTICLE XIV

RELEASE OF PROJECTS

14.1 Borrower’s Acknowledgment Regarding Buyer Financing. Borrower acknowledges that Administrative Agent has not in any manner, by this Agreement or otherwise, committed to provide any financing to or for the buyers of any Project other than the financing of the Tranche Two Projects and the Tranche Three Projects to the extent the conditions to such financing set forth herein have been satisfied (or otherwise waived in writing by Administrative Agent).

14.2 Full Payment. Except as provided in this Section 14, unless Administrative Agent otherwise consents in writing, no Project or any part thereof shall be released until all indebtedness and obligations of Borrower under the Loan Documents have been paid and performed in full and all Swap Contracts have been terminated (or sold or transferred on terms mutually acceptable to Borrower and the swap provider) and all indebtedness and obligations owing thereunder or in connection therewith have been paid and performed in full.

14.3 Partial Release. At the written request of Borrower, Administrative Agent shall release Projects from the lien of the applicable Deeds of Trust upon the satisfaction of all the following conditions precedent with respect to the Project being released:

(a) at the time of the release no Event of Default or Unmatured Event of Default shall have occurred and be continuing;

(b) after giving effect to the proposed release, no less than three (3) Projects shall remain Collateral;

(c) the Project must be transferred to a non-Borrower.

(d) Borrower shall have paid all fees and costs in connection with the release, including recording and reconveyance fees and costs, and any fees and costs reasonably incurred by Administrative Agent;

(e) Concurrently with Administrative Agent’s release of each of the Projects, Borrower shall pay to Administrative Agent (for the ratable benefit of the Lenders) a release payment equal to the greatest of the following amounts:

(i) One hundred ten percent (110%) of the then current Adjusted Loan Basis for such Project;

(ii) The minimum amount which, when applied to the outstanding principal balance of the Loans, would result in a Debt Service Coverage Ratio (based on the Projects remaining as Collateral after the proposed release) equal to 1.25:1.0; or

(iii) The minimum amount which, when applied to the outstanding principal balance of the Loans, would result in an Loan-to-Value Ratio of not more than sixty-six percent (66%), based on the Projects remaining as Collateral after giving effect to the proposed release;

(f) Borrower shall provide to Lender at Borrower’s sole cost and expense such title insurance endorsements to the Title Insurance Policies for the remaining Deeds of Trust as Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to Administrative Agent, which shall insure that after such release, the remaining Deeds of Trust shall continue as valid first position liens against the Projects covered thereby.

14.4 Release of Borrowers. Prior to a Borrower acquiring a Project serving as Collateral, such Borrower may be released as a Borrower under the Loan Documents upon the satisfaction of all the following conditions precedent:

(a) Administrative Agent shall have received a written request for such release; and

(b) The Borrower to be released shall have executed and delivered to Administrative Agent such written releases of Administrative Agent and Lenders as reasonably required by Administrative Agent.

ARTICLE XV

EXHIBITS

The following exhibits to this Agreement are fully incorporated herein as if set forth at length:

Exhibit A — Property Description

Exhibit B – Form of Assignment and Assumption Agreement

Exhibit C – Loan Budget

Exhibit D – Form of Note

Exhibit E – Commitments

Exhibit F – Closing Conditions

Exhibit G – Form of Borrowing Notice

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, Administrative Agent and Borrower have caused this Agreement to be duly executed and delivered as of the date first above written.

"Administrative Agent” WACHOVIA FINANCIAL SERVICES, INC., a North Carolina corporation, as Administrative Agent By: /s/ Anne McNeil Name: Anne McNeil Title: Vice President
"Lenders” WACHOVIA FINANCIAL SERVICES, INC., a North Carolina corporation, as a Lender By: /s/ Anne McNeil Name: Anne McNeil Title: Vice President

“Borrowers”

G&E HEALTHCARE REIT EPLER PARKE
BUILDING B, LLC,
a Delaware limited liability company

By: /s/ Andrea R. Biller

Name: Andrea R. Biller

Its: Authorized Signatory

G&E HEALTHCARE REIT 5995 PLAZA DRIVE,
LLC,
a Delaware limited liability company

By: /s/ Andrea R. Biller

Name: Andrea R. Biller

Its: Authorized Signatory

G&E HEALTHCARE REIT NUTFIELD
PROFESSIONAL CENTER, LLC,
a Delaware limited liability company

By: /s/ Andrea R. Biller

Name: Andrea R. Biller

Its: Authorized Signatory

G&E HEALTHCARE REIT ACADEMY, LLC,
a Delaware limited liability company

By: /s/ Andrea R. Biller

Name: Andrea R. Biller

Its: Authorized Signatory

G&E HEALTHCARE REIT MEDICAL PORTFOLIO
2, LLC,
a Delaware limited liability company

By: /s/ Andrea R. Biller

Name: Andrea R. Biller

Its: Authorized Signatory